As filed with the Securities and Exchange Commission on August 22, 2000
                                                     Registration No. 333-______

                     U.S. SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              INTRACO SYSTEMS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

          Nevada                          7389                   87-0381511
-------------------------------  ---------------------------  ------------------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)


                               3998 FAU Boulevard
                                    Suite 210
                            Boca Raton, Florida 33431
                                 (561) 367-0600
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

3998 Florida Atlantic University Boulevard, Suite 210, Boca Raton, Florida 33431
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  Robert Marcus
                             Chief Financial Officer
                               3998 FAU Boulevard
                                    Suite 210
                            Boca Raton, Florida 33431
                                 (561) 367-0600
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                      201 South Biscayne Blvd., Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400
                                 --------------


        Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of this Registration Statement.
-------------------------------------------------------------------------------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      -------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                      Proposed Maximum                Proposed Maximum             Amount of
Title of Shares to be         Amount to Be           Offering Price Per              Aggregate Offering         Registration Fee
      Registered               Registered                  Unit(1)                          Price
-----------------------    -------------------    --------------------------       ------------------------    -------------------
Common stock, ....          3,004,560 shares               $   1.609                     $4,834,337                 $ 1,276.26
$.001 par value

Common stock, ....          3,208,246 shares               $   1.50                      $4,812,369                 $ 1,270.47
$.001 par value(2)

Common stock, ....            362,765 shares               $   2.00                      $  725,530                 $   191.54
$.001 par value(3)
                                                                                                                    ----------
                                                                                         TOTAL FEE:                 $ 2,738.27
                                                                                                                    ==========

-------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Includes 3,208,246 shares issuable upon the exercise of warrants having an exercise price of $1.50 per share, which was used as the proposed maximum offering price per share. Also includes additional shares issuable under the anti-dilution provisions of these warrants.

(3) Includes 362,765 shares issuable upon the exercise of warrants having an exercise price of $2.00 per share, which exercise price was used as the proposed maximum offering price per share. Also includes additional shares issuable under the anti-dilution provisions of these warrants

         The Registration Statement also includes an indeterminate number of shares of common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933.

================================================================================

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                   SUBJECT TO COMPLETION DATED AUGUST 22, 2000

                        6,575,571 SHARES OF COMMON STOCK

                              INTRACO SYSTEMS, INC.

         We are registering the following shares:

         o 3,004,560 shares of common stock held by unaffiliated third parties; and

         o 3,571,011 shares of common stock issuable upon exercise of warrants held by unaffiliated third parties.

         We will pay the expenses of registering these shares.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "INSY." On August 18, 2000, the last reported price for our common stock on the OTC Bulletin Board was $1.75 per share.

         YOU SHOULD CAREFULLY CONSIDER THE SECTION TITLED "RISKS OF INVESTING IN INTRACO SHARES" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                      -------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -------------------------------------

              THE DATE OF THIS PROSPECTUS IS _______________, 2000

                         ------------------------------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
SUMMARY.....................................................................1

FORWARD-LOOKING STATEMENTS..................................................3

RISKS OF INVESTING IN INTRACO SHARES........................................4

DIVIDEND POLICY............................................................10

PRICE RANGE OF OUR COMMON STOCK............................................10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS..........................................11

ABOUT INTRACO SYSTEMS, INC.................................................14

MANAGEMENT.................................................................23

PRINCIPAL SHAREHOLDERS.....................................................27

SELLING SHAREHOLDERS.......................................................29

CERTAIN TRANSACTIONS.......................................................29

OUR SECURITIES.............................................................30

SHARES ELIGIBLE FOR FUTURE SALE............................................32

HOW THE SHARES MAY BE DISTRIBUTED..........................................33

LEGAL MATTERS..............................................................34

EXPERTS....................................................................34

WHERE YOU CAN FIND MORE INFORMATION........................................34

                                     SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO "INTRACO," "WE," "OUR" AND "US" REFER TO INTRACO SYSTEMS, INC.

                              INTRACO SYSTEMS, INC.

GENERAL

         Intraco is a full-service information technology and telephony service provider. Intraco delivers its turnkey advanced technology solutions on a business-to-business basis, to small and midsized businesses such as website/e-commerce companies. In addition, it is targeting larger businesses such as those in the telecommunications industry. Management believes that Intraco's solutions can be used to voice-enable a wide range of applications such as websites, e-commerce, auctioning, paging and e-mail.

INTRACO'S PRODUCTS

         Intraco currently offers several suites of comprehensive commercial solutions that will enable customers to eliminate or replace all on-site telephone, data systems and server applications. It has fully operational prototypes of its solutions, some of which are in the client evaluation stage. The products include:

         o VOICE ASP. This solution will provide voice enablement of websites on an application service provider, or "ASP," basis through network service providers for businesses.

         o VIRTUAL VOICE ASP. This solution will provide a business with the basic building blocks for its telecommunication needs, with voice-powered features such as voice-enabled e-mail and unified messaging.

INTRACO'S HISTORY

         Intraco was incorporated in Florida in March 1990. In April 1999, it completed an exchange offer with Custom Touch Electronics, Inc., a Nevada corporation. Following the exchange, Custom Touch, changed its name to Intraco Systems, Inc. Our executive offices are located at 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431, telephone number (561) 367-0600.

                                  THE OFFERING

Securities Offered by the Selling Shareholders.........................3,004,560 shares of common stock and 3,214,560 shares of common stock underlying warrants owned by
                                                                       these shareholders. See "Our Securities."

Shares Outstanding.....................................................17,334,250 shares of common stock
                                                                       1,420,900 shares of preferred stock

Risk Factors...........................................................The shares offered under this prospectus involve a high degree of risk.  See "Risk of Investing in
                                                                       Intraco Shares."

Use of Proceeds........................................................We will receive no proceeds from the sale of the shares being offered by the selling shareholders
                                                                       under this prospectus.

OTC Bulletin Board Symbol..............................................INSY

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our consolidated financial statements, which are included elsewhere in this prospectus, and should be read in conjunction with those financial statements.

                                                   FOR THE SIX MONTHS ENDED                 FOR THE YEARS ENDED
                                                           JUNE 30,                              DECEMBER 31,
                                          ----------------------------------------    -------------------------------
                                               2000                      1999             1999              1998
                                          ----------------          --------------    -------------     -------------
                                                       (unaudited)
STATEMENT OF OPERATIONS DATA:

Net sales................................. $   3,092,349             $ 1,701,613      $  2,925,268      $ 2,704,931
Gross profit..............................       707,939                 461,633           759,687          992,211
(Loss) from operations....................    (1,455,515)               (302,374)       (1,437,805)         (45,618)
                                           -------------             -----------      ------------      -----------
Net (loss) ............................... $  (1,436,226)            $  (303,696)     $ (1,438,895)     $   (80,195)
                                           =============             ===========      ============      ===========

SHARE DATA:

Loss per common share - basic and
  diluted................................. $       (0.08)            $     (0.03)     $      (0.12)     $     (0.01)
                                           =============             ===========      ============      ===========
Weighted average number of
  common shares outstanding - basic
  and diluted.............................    17,162,855              12,067,309        12,067,309        9,075,864
                                           =============             ===========      ============      ===========

                                                     AS OF             AS OF
                                                    JUNE 30,       DECEMBER 31,
                                                      2000             1999
                                                   ----------       -----------
                                                  (unaudited)
BALANCE SHEET DATA:

Cash .......................................       $2,178,639       $   151,725
Total current assets .......................       $3,301,358       $   790,220
Total assets ...............................       $4,300,199       $ 1,124,783
Total current liabilities ..................       $  904,123       $ 1,330,725
Shareholders' equity (deficit) .............       $3,369,667       $  (237,265)


                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Differences in actual results may be caused by factors such as those discussed in "Risks of Investing in Intraco Shares" below as well as those discussed elsewhere in this prospectus and in our filings with the SEC.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that they will be achieved. Except as we are required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                      RISKS OF INVESTING IN INTRACO SHARES

         THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES INTRACO FACES. ADDITIONAL RISKS THAT WE DO NOT YET KNOW OF OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR OPERATIONS.

         WE RECENTLY SHIFTED OUR BUSINESS FOCUS AND OUR BUSINESS MODEL IS STILL UNDER DEVELOPMENT. With the hiring of Walt Nawrocki in 1999 as our chief executive officer, we have shifted our business focus towards providing speech recognition products and services. As a result of this shift in focus, our business model is still in development. Although we are in discussions with several prospective clients, we have not yet sold any of our newly developed speech recognition products and services and demand for these products and services is uncertain. Additionally, our previous financial history is not a good indication of how the business is doing or how it is evolving. There can be no assurance that our new business model will be successful.

         WE HAVE EXPERIENCED SIGNIFICANT LOSSES AND THESE LOSSES ARE EXPECTED TO CONTINUE IN THE FUTURE. For the year ended December 31, 1999 and the six months ended June 30, 2000, we reported net losses of $1,438,895 and $1,436,226 respectively. As of December 31, 1999, we had an accumulated deficit of $2,084,303, and shareholders' deficit of $237,635, although as a result of certain private offerings, we have positive shareholders' equity of $3,369,667 as of June 30, 2000. Our business has never been profitable. There can be no assurance that we will operate profitably in the future and that we will not continue to sustain losses. Continued losses could materially and adversely affect our business.

         WE WILL NEED ADDITIONAL CAPITAL IN ORDER TO CONTINUE OUR OPERATIONS. We require substantial working capital to build our ASP infrastructure, for marketing and promotion, and to fund our general business operations. Without any outside funding, we currently anticipate that we will have sufficient funds to meet our anticipated needs for working capital and capital expenditures through at least the next four months. After that, we are likely to need to raise additional funds. We cannot be certain that any additional financing will be available to us when needed and if available, whether it will be on favorable terms. In addition, if we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience additional dilution.

         WE MAY NOT BE ABLE TO MANAGE OUR GROWTH SUCCESSFULLY. If we are successful in implementing our business plan, our operations will expand rapidly. This rapid expansion could place significant strain on our management, financial and other resources. Our ability to manage future growth, if it occurs, will depend upon our ability to control costs, significantly expand our financial and operating capabilities, maintain our operations support systems and expand, train and manage our employee base. If we are unable to do this successfully, our prospects, financial condition and results of operations could be materially adversely affected.

         WE ARE DEPENDENT ON PRODUCTS PROVIDED THROUGH RELATIONSHIPS WITH THIRD PARTIES. We obtain software products pursuant to agreements with Motorola, Unisys, Nuance, and Lernout and Hauspie. We intend to enter into additional agreements as may be necessary in the future. We offer services based on the integration of these software packages to clients as part of our ASP solution. The provision of such software, as well as any additional software offerings, is critical to our ASP expansion strategy. If one or more of our existing relationships with our key software partners were to be terminated or not renewed, we could be faced with discontinuing products or services or delaying or reducing introduction of services unless we could find, license and offer equivalent software packages.

         All of our third-party agreements are non-exclusive. Our competitors could also license and offer software products that we offer as part of our ASP services. We cannot be sure that our current strategic vendors will continue to support the software we currently license from them in current form, nor can we be sure that we will be able to adapt our systems to changes in such software. Furthermore, we cannot be sure that financial or other difficulties will not be faced by our vendors so as to have a material adverse effect on the software offered by these vendors.

         WE DEPEND ON THIRD PARTY SUPPLIERS FOR CERTAIN KEY INFRASTRUCTURE COMPONENTS. We depend on certain third-party suppliers, including telecommunications and network management software providers, to supply key infrastructure components for the provision of our ASP services. Some of these components or applications are only available from one or limited sources in the quality and quantity we demand. Any failure to obtain necessary products or services in a timely manner and at an acceptable cost could have a material adverse affect on our business, results of operations and financial condition.

         WE DEPEND ON CERTAIN KEY EMPLOYEES. Our success is dependent on the services of Walt Nawrocki, our chief executive officer, and Jack Berger, our president, as well as on other key personnel. The loss of the services of Mr. Nawrocki, Mr. Berger or other key personnel could have a material adverse effect on our business. We have entered into employment agreements with certain of our key personnel, including Mr. Nawrocki and Mr. Berger. We do not currently maintain key man life insurance policies for any of our officers or other personnel.

         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY INFORMATION. Our success is dependent, in part, on methodologies used in designing, installing and integrating computer software and systems and other proprietary intellectual property. We rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties. We also enter into confidentiality agreements with our key employees and limit distribution of proprietary information. There can be no assurance, however, that the steps we take will be adequate to deter misappropriation of proprietary information or that management will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

         WE MAY BE SUBJECT TO CLAIMS OR LIABILITY IF WE INFRINGE ON OTHERS' INTELLECTUAL PROPERTY RIGHTS. Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights necessary to use the intellectual property employed in our business, we are subject to the risk of claims alleging infringement of third-party intellectual property rights. These claims, if made, could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of an asserted infringement claim.

         Although our various dealer agreements do not generally allow us to use the trademarks and trade names of these various manufacturers, the agreements do permit us to refer to ourselves as an "authorized representative" or an "authorized service provider" of the products of those manufacturers and to use their trademarks and trade names for marketing purposes. We consider the use of these trademarks and trade names in our marketing efforts to be important to our business.

         WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES. For the first six months of 2000, approximately 23% of our total revenues were derived from one customer and 68% from our top 10 customers. If we were to lose any of our major customers, our operating results and financial conditions could be adversely affected.

         WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED TECHNICAL PROFESSIONALS. Our success depends, in large part, on our ability to attract, develop, motivate and retain technical professionals. As of June 30, 2000, approximately 31% of our employees were technical professionals. Qualified technical professionals are in great demand and are likely to remain a limited resource for the foreseeable future.

         There can be no assurance that we will be able to attract and retain sufficient numbers of technical professionals in the future. An increase in turnover rates could have a material adverse effect on our business, including our ability to obtain new business, and adequately perform under existing contracts, which could have a material adverse effect on our operating results and financial condition.

         WE MAY NOT BE ABLE TO SUCCESSFULLY ADJUST TO THE RAPID CHANGES TAKING PLACE IN OUR INDUSTRY. Our success will depend in part on our ability to develop solutions that keep pace with the continuing changes in speech recognition technology, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our operating results and financial condition.

         WE DEPEND ON JOINT MARKETING AGREEMENTS FOR THE ADVERTISING AND PROMOTION OF OUR PRODUCTS. We currently have a joint marketing agreement with Motorola and intend to enter into additional agreements in the future. We use these agreements for our advertising and promotional programs. While these programs have been available to us in the past, there is no assurance that these programs will be continued. Any discontinuance or significant reduction of these programs could have a material adverse effect on our operations and financial results.

         WE DEPEND ON THE FUTURE GROWTH AND ACCEPTANCE OF THE INTERNET AS A WAY TO ACCESS INFORMATION AND TO CONDUCT BUSINESS FOR THE SUCCESS OF OUR BUSINESS MODEL. Our future revenues substantially depend upon the increased acceptance and use of the Internet and other online services as a means to access information and as a medium for commerce. Rapid growth in the use of the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt and/or continue to use the Internet and other online services as a means to access information and as a medium for commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist a limited number of proven services and products.

         In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure of the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet.

         WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY. The market for information technology services is very competitive because of the large number of competitors and the rapidly changing environment. Although the speech recognition market is still in its relative infancy, primary competitors could include participants from a variety of market segments, including voice enabling companies, communication services providers, virtual assistant companies and large manufacturers developers. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we have. There can be no assurances that we will compete successfully with our existing competitors or with any new competitors.

         WE MAY NOT BE ABLE TO ADEQUATELY UPGRADE OR MODIFY OUR MANAGEMENT INFORMATION SYSTEMS TO KEEP PACE WITH OUR GROWTH. We rely upon the accuracy and proper use of our management information system to provide timely distribution services, manage our inventory and track our financial information. To manage our growth, we are continually evaluating the adequacy of our existing systems and procedures and continue to update and integrate critical functions. We anticipate that we will regularly need to make capital expenditures to upgrade and modify our management information system, including software and hardware, as we grow and the needs of our business change.

         There can be no assurance that we will anticipate all of the demands that our expanding operations will place on our management information system. The occurrence of a significant system failure or our failure to expand or successfully implement our systems could have a material adverse effect on our operations and financial results.

         BREACHES IN SECURITY COULD LEAD TO SERVICE INTERRUPTIONS OR DELAYS AND LIABILITY AS A RESULT OF RELEASED CONFIDENTIAL CLIENT INFORMATION. Questions surrounding the secure transmission of confidential information to and from our secure data center form a barrier to the growth of our ASP services. Our ASP services rely on encryption and authentication technology licensed from third parties to provide the security required to safely transmit confidential information. While we have implemented a variety of state-of-the-art network security systems to protect against unauthorized access, computer viruses, other intentional acts and accidents, disruptions may nonetheless occur. Our clients may experience service interruptions or delays as a result of accidental or intentional disruptions, which could jeopardize the security of confidential client information. This could potentially result in liability to us, loss of existing clients, or the loss of reputation leading to difficulties in attracting new clients. Although we plan to continuously upgrade our security systems, security measures have been circumvented in the past and our security could be circumvented in the future. The costs required to prevent or eliminate computer viruses or to alleviate other security threats could be significant. Any additional efforts required to address security issues could result in service interruptions or delays, which would have a material adverse effect on our business, results of operations and financial condition.

         WE COULD BE SUBJECT TO LIABILITY FOR FAILURE TO PROVIDE OUR PRODUCTS AND SERVICES TO OUR CLIENTS. Many of the engagements we plan to undertake involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Our failure or inability to meet a client's expectations in the performance of our services could materially adversely affect our client's operations and therefore could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

         WE MAY NOT BE ABLE TO INTEGRATE ANY ACQUISITION CANDIDATES. We believe that acquisitions are one of the methods we can use to increase our presence in existing markets, expand into new geographic markets, add experienced service personnel, gain new product offerings and services, obtain more competitive pricing as a result of increased purchasing volumes of particular products, and improve operating efficiencies through economies of scale. Integration of acquisitions may involve a number of risks that could have a material adverse effect on our operating results and financial condition, including: restructuring charges associated with the acquisitions; non-recurring acquisition costs and expenses such as accounting and legal fees; investment banking fees; amortization of acquired intangible assets; recognition of transaction-related obligations and various other acquisition-related costs; diversion of management's attention; difficulties with retention, hiring and training of key personnel; and risks of incurring unanticipated problems or legal liabilities. There can be no assurances that we will be able to adequately manage these risks.

         OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER. We have experienced, and may in the future continue to experience, fluctuations in our quarterly operating results. Factors that may cause our quarterly operating results to vary include the success of new services, the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements, and the timing of personnel cost increases. The timing of revenues is difficult to forecast because our sales cycle is relatively long and our services are impacted by both the financial condition and management decisions of our clients, as well as by general economic conditions. Because a high percentage of our expenses are relatively fixed at the beginning of any period and our general policy is to not adjust our staffing levels based upon what we view as short-term circumstances, a variation in the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of our engagements are, and may be in the future, terminable by our clients without penalty. A termination of a major project could require us to maintain under-utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel. Therefore, there can be no assurance that our results of operations will not be below the expectations of investors for any given fiscal period or periods.

         THE BOARD OF DIRECTORS MAY DESIGNATE PREFERRED STOCK WITH SUPERIOR RIGHTS TO THOSE OF HOLDERS OF OUR COMMON STOCK. Our Board has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Issuing shares of preferred stock, while providing flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us and entrenching current management. In addition, the preferred stock may have other rights, including economic rights senior to those of our common stock, and, as a result, the issuance of preferred stock could have a material adverse effect on the market value of our common stock.

         PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND NEVADA CORPORATE LAW MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE OF CONTROL. A number of provisions of our Amended and Restated Certificate of Incorporation and By-Laws and of the Nevada general corporation law relating to matters of corporate governance, certain rights of directors, and the issuance of preferred stock without shareholder approval, may have the effect of making more difficult, and thereby discourage, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when shareholders other than our management or principal shareholders consider such a transaction to be in their best interest.

         OUR STOCK PRICE IS VOLATILE. The trading price of our common stock has been, and in the future is expected to be, volatile and we expect to experience further market fluctuations as a result of a number of factors, including:

         o        current and anticipated results of operations;

         o        changes in our business, operations or financial results;

         o        general market and economic conditions;

         o        competition;

         o        the number of shares outstanding;

         o        the number of market makers in our stock; and

         o        other factors.

         WE DO NOT ANTICIPATE PAYING DIVIDENDS. We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements and other factors to be determined by our

Board of Directors. For the foreseeable future, it is anticipated that earnings, if any, generated by our operations will be used to finance our growth.

         SALES BY EXISTING SHAREHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK. If our shareholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants), the market price of our common stock could fall. We have outstanding 17,334,250 shares of common stock, of which 14,988,139 shares are "restricted securities" under Rule 144. Our officers, directors and employees own options to purchase up to 8,904,800 additional shares of common stock. The exercise prices for some of these options are substantially below the current market price.

         Restricted securities may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 under the Securities Act or other exemption from registration. Rule 144 provides that a person holding restricted securities for a period of one year may sell such securities during any three-month period, subject to certain exceptions, in limited amounts. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not our affiliate and who has held the shares for a two-year holding period. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

                                 DIVIDEND POLICY

         We do not currently anticipate paying cash dividends for the foreseeable future, but instead we plan to retain any earnings to fund our growth. The decision to pay dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and such other factors as our Board of Directors deems relevant.

                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock began trading under the symbol "INSY" on the OTC Bulletin Board operated by the NASDAQ Stock Market, Inc. on April 29, 1999. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

                  QUARTER ENDED                       HIGH          LOW
         ----------------------------------        ----------    ----------

         June 30, 1999 ....................        $    7.750    $    1.500
         September 30, 1999 ...............        $    2.250    $    1.750
         December 31, 1999 ................        $    2.625    $    0.875
         March 31, 2000 ...................        $    8.850    $    1.500
         June 30, 2000 ....................        $    5.687    $    1.562

HOLDERS

         As of August 18, 2000, there were approximately 469 holders of record of our common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis in conjunction with our consolidated financial statements and the notes included elsewhere in this prospectus.

OVERVIEW

         We are a full-service information technology and telephony service provider. We believe that our competitive advantage lies in our ability to combine our in-house expertise with leading third party speech recognition technologies (i.e., voice browsers and natural language engines) to create comprehensive commercial solutions. We plan to deliver these advanced technology solutions to small and midsized businesses such as websites/e-commerce companies and larger businesses such as telecommunications companies. Ultimately, these solutions will voice-enable a wide range of applications such as websites, e-commerce, auctioning, paging, e-mail and unified messaging.

         We are currently seeking to execute an aggressive growth strategy that includes both internal growth through product, sales and marketing expansion and external growth through mergers, acquisitions, joint ventures and similar transactions. We are currently seeking to acquire companies in the telecommunications, Internet service provider and network systems integration areas. Additionally, we will incorporate new products and technologies into our products including phone access to Internet websites and voice recognition driven auto-attendant products, through relationships we are establishing with Motorola, Microsoft, Unisys and Phonetic Systems.

         We were incorporated in Florida in March 1990. In April 1999, we completed an exchange offer with Custom Touch Electronics, Inc., a Nevada corporation with no material operations whose common stock traded on the OTC Bulletin Board, pursuant to which all outstanding shares of Intraco capital stock were exchanged for 10,531,500 Custom Touch shares. Thereafter, Custom Touch changed its name to Intraco Systems, Inc.

RESULTS OF OPERATIONS

         YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

         REVENUES. Revenues increased 8.1% from $2,704,931 for the year ended December 31, 1998 to $2,925,268 for the year ended December 31, 1999. This increase was primarily due to a $1,296,716 increase in systems/networks revenues, offset by a $1,076,379 decrease in service contract revenues. We have had a contract with Compaq Computer (previously Digital

Equipment Corp.) for many years to resell support services. The profit margins on these contracts are below management's targets and, therefore, more resources are being directed toward developing businesses with higher profit margins and less emphasis is being placed on replacing those contracts that are not being renewed.

         COST OF REVENUES. Cost of revenues increased 26.4% to $2,165,581 for the year ended December 31, 1999 as compared to $1,712,720 for 1998. Cost of systems were $1,852,443, or 72.8%, of systems revenues for the year ended December 31, 1999, compared to $638,885, or 51.2%, of systems revenues for the corresponding period in 1998. Cost of service contracts were $313,138, or 82.5%, of service contract revenues for the year ended December 31, 1999, compared to $1,073,835, or 73.7%, for the corresponding period in 1998. As we transitioned into the higher margin, higher growth area of telecommunications services from its traditional hardware and network support services, we have been less impacted by the margin pressure on hardware being experienced throughout the industry.

         We expect this situation to continue to improve as a greater proportion of sales comes from our newer product offerings. Although there can be no assurances that this strategy will prove successful, management believes it is necessary for Intraco's long-term viability.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1,159,663, or 111.7%, to $2,197,492 for the year ended December 31, 1999 from $1,037,829 for the corresponding period in 1998. Most of the increase was due to salaries, facilities costs and the decision to aggressively pursue an acquisition strategy.

         INTEREST EXPENSE. Interest expense, net of interest income, decreased $33,487 to $1,090 for 1999 from net interest expense of $34,577 in 1998.

         NET LOSS. We reported a net loss of $1,438,895 for the year ended December 31, 1999 and a net loss of $80,195 for 1998.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

         REVENUES. Revenues increased 81.7% to $3,092,349 for the six months ended June 30, 2000 from $1,701,613 for the six months ended June 30, 1999. This increase was primarily due to a $1,320,306 increase in systems/networks revenues. Systems/networks revenues accounted for approximately 87% of revenues in the 2000 period compared to approximately 81% for the corresponding period in 1999.

         COST OF REVENUES. Cost of revenues increased 92.3% to $2,384,410 for the six months ended June 30, 2000 as compared to $1,239,980 for the six months ended June 30, 1999. Cost of systems were $2,171,839, or 80.3%, of systems revenues for the six months ended June 30, 2000, compared to $1,033,293, or 74.7%, of systems revenue for the corresponding period in 1999. Cost of service contracts were $212,571, or 54.7%, of service contract revenue for the six months ended June 30, 2000, compared to $206,687, or 65%, for the corresponding period in 1999. Although Intraco continues to be impacted by the margin pressure on hardware being experienced throughout the industry, Intraco expects this situation to improve as a greater proportion of sales come from its newer product offerings. These products include computer telephony, speech recognition, information technology outsourcing and others. Although there can be no assurance that this strategy will prove successful, management believes it is necessary for Intraco's long-term viability.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the six months ended June 30, 2000 were $2,163,454, compared to $764,007 for the six months ended June 30, 1999, an increase of $1,399,447, or 183.2%. Of the dollar increase, $940,169 represented increased payroll and commission costs in connection with the hiring of additional personnel to prepare Intraco to enter new markets and to deliver the new products and services, $58,803 primarily represented increased professional fees, $56,804 represented increased public relations costs in connection with engaging a public relations firm, $48,144 represented increased advertising expenses, and $75,243 represented increased insurance costs. The remaining increase was attributable to additional selling, general and administrative expenses.

         INTEREST INCOME. Interest income, net of interest expense, increased by $16,431 to $14,955 for the six months ended June 30, 2000 as compared to net interest expense of $1,476 for the six months ended June 30, 1999.

         NET LOSS. As a result of the foregoing, Intraco reported a net loss of $1,436,226 for the six months ended June 30, 2000 compared to a net loss of $303,696 for the six months ended June 30, 1999, an increase of $1,132,530.

LIQUIDITY AND CAPITAL RESOURCES

         Intraco has historically incurred significant losses and has substantial negative cash flow from operations. Intraco's independent auditors have included a footnote in their annual report for the year ended December 31, 1999, which expresses concern about Intraco's ability to continue as a going concern unless sales increase and/or additional investment capital is raised. Intraco expects significant operating losses to continue at least during the first half of 2000. Intraco received approximately $5.4 million from equity private placements during the first half of 2000. Intraco will require additional funding to cover current operations and the implementation of its business plan. There can be no assurance that any additional funds will be raised or if raised, on favorable terms.

         At December 31, 1999, Intraco's current assets totaled $790,220 and current liabilities totaled $1,330,725, resulting in a negative working capital ratio. At June 30, 2000, Intraco's current assets were $3,301,358 and current liabilities were $904,123. Intraco had long-term liabilities of $31,323 and $26,409 at December 31, 1999 and June 30, 2000, respectively. Management is seeking to raise additional investment capital, both for working capital as well as to finance its growth and acquisition strategy. Although there can be no assurance that management will be successful in securing the needed capital, management is in discussion with potential investors and is optimistic that additional funding will be available.

         Intraco had $151,725 of cash on hand at December 31, 1999, compared to $32,245 at the end of 1998. Net cash used in operations for the year ended December 31, 1999 totaled $1,104,543. This deficit was funded by the sale of common and preferred stock. Intraco also repaid $294,147 of debt and incurred costs of $283,153 in recapitalizing and merging with Custom Touch.

         Intraco had $2,178,639 of cash on hand at June 30, 2000, compared to $151,725 at December 31, 1999. Operating activities for the six months ended June 30, 2000 used cash of $2,286,442, primarily due to an increase in accounts receivable of $333,942 in support of increased revenues, pay down of trade payables of $819,639 and net loss of $1,436,226. Net cash used in investing activities was $598,868, reflecting the purchase of certain fixed assets and investments in licensing agreements. Financing activities provided cash in the amount of $4,912,224, primarily due to issuance of capital stock of $5,059,669, which was partially offset by repayment of $127,838 of long-term debt.

         Intraco intends to pursue expansion and acquisition plans, which may include the opening of additional facilities, both domestically and internationally, as well as the acquisition of additional facilities and/or companies. The success and timing of any such plans and required capital expenditures are unpredictable. Intraco has no current arrangements with respect to any possible acquisition. Funding for such plans may be obtained through the issuance of additional equity, through additional borrowings and through profits from operations. Intraco cannot make any assurances that such funding would become available for such plans. Also, because Intraco is operating at a loss, it will need to secure additional funding to continue existing operations. No assurance can be made that such funding will be forthcoming and if forthcoming, be available at reasonable rates.

                           ABOUT INTRACO SYSTEMS, INC.

OVERVIEW

         Intraco is a full-service information technology and telephony products and services provider. We believe that our competitive advantage lies in our ability to combine all our in-house expertise with leading speech recognition technologies (i.e., voice browsers and natural language engines) to create comprehensive commercial solutions. Intraco is delivering these advanced technology solutions, on a business-to-business, or B2B, basis, to small and midsized businesses such as websites/e-commerce companies and larger businesses such as telecommunications companies. Ultimately, these solutions will voice-power a wide range of applications such as websites, e-commerce, auctioning, paging, e-mail and unified messaging.

         We believe that with the emergence of the Internet, especially the B2B marketplace and the subsequent expansion of the ASP business model, a large market opportunity for Intraco's solutions exists. According to Forrester Research, the B2B Internet market is expected to grow from $109 billion in 1999 to $1.3 trillion in 2003, representing a compounded annual growth rate of approximately 87%. Additionally, the B2B market is estimated to be more than 12 times the size of the business-to-consumer, or B2C, market in 2003. According to International Data Corporation and Dataquest, the ASP market has been estimated to be $4.5 billion for pure ASP revenue and $22 billion for ASP and integration revenue in 2003. As a leader in the speech recognition market, we believe that we are well positioned to capture substantial market share as companies become increasingly familiar with and recognize the need for advanced speech recognition technologies deployed on an ASP basis.

         Intraco currently offers several suites of comprehensive commercial solutions for speech recognition based products and services designed to use the Internet and telecommunications applications. It has fully operational prototypes of its solutions, some of which are in the client evaluation stage. These products include:

         - Voice ASP: the voice enablement of websites, which will be offered on an ASP basis; and
         - Virtual Office ASP: telephony solutions including basic telephony services, unified messaging and voice-driven e-mail facilitation, which will also be offered on an ASP basis.

         Intraco has been able to create these commercial solutions based upon several advantages. Our senior management has extensive knowledge of the voice recognition industry. Intraco's chief executive officer, Walt Nawrocki, spent more than 30 years with IBM pioneering new technologies, where he was ultimately responsible for the creation and ongoing management of IBM's speech recognition business. Subsequent to IBM, Mr. Nawrocki founded and served as chief executive officer and president of Registry Magic Inc., where he established the Virtual Operator as the industry standard for speech-driven auto-attendants.

         Intraco's extensive knowledge of the voice recognition industry also gives Intraco the ability to identify which vendors supply the most advanced and effective technological components. Intraco's relationships with these vendors, which include Motorola, Nuance and Unisys, have allowed it to forge long-term working agreements in the form of joint ventures and licensing agreements. As a result, Intraco is able to leverage off of the significant investments (hundreds of millions of dollars) already made by these outside firms. Finally, Intraco's infrastructure is that of a systems integrator, thus allowing it to utilize proprietary middleware technology that integrates several separate technologies into one cohesive solution.

         Intraco intends to sell its products and services on an ASP basis primarily through major national network service providers such as UUNET, Intermedia Communications, Cable and Wireless, Level3 Communications and Verio and through portals that cater to small and midsized businesses. In both cases, the focus is on distributors instead of end-users. Within the framework of a traditional B2B model, Intraco does not intend to service individual consumers, but instead is targeting other business customers through the network service providers and portals. Intraco intends to pursue these customers by using a sales team that has more than 150 years of combined experience in the technology industry. Additionally, Intraco's strategic relationships provide it with proven marketing partners, with a history of successful products and services.

THE INTRACO SOLUTION

         Intraco's products and services are designed to use the Internet and standard telecommunications applications. The key components of the Intraco solution include:

o FIRST-TO-MARKET. Intraco believes it has a substantial head start in the development of language and speech recognition products and services. Through its relationships with firms that have been instrumental in the development of critical speech recognition products, such as Microsoft, Motorola, Nuance and Unisys, Intraco has had special access and in some cases has helped develop the critical software components that Intraco currently uses in its speech recognition solutions. For example, Intraco is the only speech recognition based applications vendor to possess demonstrated expertise in both Microsoft's and Motorola's voice browser technologies. These relationships, combined with Intraco's ability to integrate the critical software using its proprietary technology, has enabled Intraco to produce superior, first-to-market, commercially viable solutions.

o AGREEMENTS AND STRATEGIC RELATIONSHIPS. Intraco has developed critical relationships with companies such as Motorola, Microsoft, Emergin, Nuance and Unisys, which have provided Intraco with access to newly developed speech recognition and other technologies. Each of these firms has expended significant amounts of resources developing these components, such as voice browsers and natural language engines, but lacks the ability to integrate these disparate pieces of software into a set of products and services that can be delivered to the end user. Intraco has obtained access to these products because of its expertise in the speech recognition sector and because it is currently the only firm that can integrate these applications into a commercially viable product.

         Intraco currently has the following agreements in place:

         o Motorola: Definitive agreement for the joint marketing of Motorola's VoxML Language Software, enabling voice access to the Internet, using Intraco's Voice-Web service bureau capability.

         o Unisys: Letter of intent for the joint marketing of Unisys' Natural Language Engine as it pertains to Intraco's voice enabling capabilities.

         o Emergin: Letter of intent for a strategic relationship for the integration of Emergin's paging software and services and Intraco's speech recognition technologies.

o TECHNOLOGICAL EXPERTISE. Intraco has extensive experience in speech recognition technology, as well as in programming and software integration. This experience allows Intraco to effectively create integrated technologies and quickly bring them to market. Intraco has the ability to identify which vendors supply the most advanced and effective technological components. Additionally, Intraco has significant systems integration experience which, when combined with its proprietary middleware technology, allows Intraco to integrate the most advanced and effective technological components into one cohesive solution. Intraco also has a team of engineers with the in-house expertise to install and service both the hardware and software components.

o MANAGEMENT EXPERTISE. Intraco's management team brings a highly qualified and diverse background with extensive experience in identifying and applying leading edge technology. Intraco intends to leverage its existing corporate infrastructure, specifically its integration expertise, to position Intraco to aggressively address these new opportunities and become a market leader for speech recognition products and services that use the Internet and standard telecommunications applications. This effort is spearheaded by Mr. Nawrocki, our chief executive officer, who has significant experience in developing and integrating voice automation technologies. Mr. Nawrocki spent more than 30 years with IBM, where he became manager for worldwide product development and business management, where he managed a number of business areas, including speech recognition products, and was responsible for acquisitions, joint development and OEM licensing programs.

o PRODUCTS WORK TODAY. Intraco currently has fully operational prototypes of its speech recognition solutions, with some of these prototypes in the client evaluation phase. By leveraging its existing programming infrastructure and its speech recognition expertise, Intraco believes it is the first to offer commercially viable speech recognition solutions for the use in Internet applications. As such, we believe we are well positioned to capture substantial market share as companies become increasingly familiar with, and realize the need for, advanced speech recognition technologies.

INDUSTRY OVERVIEW

         Intraco provides a suite of solutions, on an ASP basis, which take advantage of the convergence of speech recognition technologies and the Internet.

         SPEECH RECOGNITION TECHNOLOGIES

         Various types of speech recognition technologies have existed for several years and the number of commercially available speech enabled products continues to grow. Until recently, however, speech recognition products have been technologically deficient and costly, thereby limiting widespread acceptance.

         Historically, emphasis in the speech recognition industry was placed on the development of core speech recognition engine technology, a set of algorithms that interpret speech patterns. Many companies, including Lernout and Hauspie, IBM, Dragon Systems, Voice Control Systems, Nuance, Nortel, SpeechWorks and Lucent, have spent substantial sums of money over the last quarter century in developing core speech recognition engine technology for the telephone. The skill set required to develop speech recognition engine technologies include speech algorithms, statistics, digital signal processing algorithms, digital signal processing programming, phonetics, linguistics, information theory and coding theory. For the most part, these speech recognition engine manufacturers have relegated the development of commercial speech applications to others.

         As new technologies emerge in the marketplace, their accessibility and simplicity of operation has a direct effect on their frequency of use and market acceptance. The advent of the Internet, combined with recent advances in speech recognition technology, has provided both the accessibility and simplicity to increase the popularity of speech recognition products. As of a few years ago, the integration of speech recognition within a call center environment required extensive systems integration expertise, money and time. Now, with the advent of new mark-up languages, the ability to turn websites into speech-driven call centers can be achieved with the right speech recognition and Internet development skills.

         Speech is the most natural, efficient and simple means of human communication. With the increase in the power and capability of speech recognition engine technologies and the increase in speed and reduction in the cost of computer processors, the integration of human speech as an interface to the Internet via a telephone is now feasible.

         GROWTH OF THE INTERNET

         Internet usage and online commerce continue to grow worldwide. International Data Corporation estimates that there were 142 million web users worldwide at the end of 1998. International Data Corporation anticipates that number will grow to approximately 502 million users by the end of 2003. International Data Corporation also estimates that revenue generated worldwide from online commerce will grow from $50 billion in 1998 to exceed $1.3 trillion by 2003.

         APPLICATION SERVICE PROVIDER MARKET

         ASPs are service-oriented firms that provide contractual services, offering to deploy, host, manage and enhance what is usually packaged application software from a centrally managed facility. The roots of the ASP model can be found in the server-based computing, or SBC, market, which grew in the last four years to bring single point technology management solutions to businesses of all sizes in all industries.

         The ASP provides services remotely, either online, over the Internet and/or over dedicated telecommunication bandwidth. Unlike the SBC industry, the ASP hosts the software, builds and maintains the network servers necessary to store and run the software application, provides the infrastructure necessary to deliver the software application directly to the user's desktop, and provides the necessary information technology, or IT, staff to implement upgrades and provide support and maintenance functions. The ASP takes all administrative and technical responsibilities from the client company, thereby further cutting costs from the SBC model. Clients can use leading applications without the cost and burden of owning the leading business software applications.

         According to International Data Corporation, the definition of an ASP includes the following characteristics:

         1. APPLICATION CENTRIC. ASPs provide access to and management of an application that is commercially available. This service is different from business process outsourcing, or BPO, where the outsourcing contract encompasses the management of entire business processes such as human resources or finance.

         2. "SELLING" APPLICATION ACCESS. ASP services offer customers access to new application environments without making up-front investments in the application licenses, servers, people and other resources. The ASP either owns the software or has a contractual agreement with the software vendor to license access to the software.

         3. CENTRALLY MANAGED. ASP services are managed from a central location rather than at each customer's site. Customers access applications remotely, such as over the Internet or via leased lines.

         4. ONE-TO-MANY SERVICE. ASP services are designed to be one-to-many offerings. The ASP partners with other vendors to package standardized offerings (providing for minimal or no customization) that many companies will subscribe to over a specific contract period.

         5. DELIVERING ON THE CONTRACT. The ASP is the firm that is responsible, in the customer's eyes, for delivering on the customer contract, ensuring that the application service is provided as promised.

         The ASP industry is ideally suited for small to midsized businesses. Unable to afford the huge fixed costs of network servers and IT staff to support them, small and midsized businesses can turn to an ASP to take care of the responsibility, financial and staffing aspects. They pay a flat rate per user per month and receive access to the latest and most sophisticated software applications that otherwise may be economically unfeasible. The ASP model is also easily scaleable and adaptable to the growth of the business it supports. With the help of ASPs, small to midsized businesses should be able to better compete with their larger competitors.

         The ASP industry has many strengths that could make it very successful with resellers. First, more customers than ever have remote and/or mobile workgroups with specific functions that are more easily automated using Internet technologies. Second, the increasing costs of IT are making outsourcing a popular alternative. Third, the privacy of networks is much more secure using an ASP server than individual in-house servers. Finally, large vendors such as Oracle have shown great confidence in fledgling ASPs. The ASP industry offers products and services that provide recurring revenue streams to resellers, a rarity for VARs.

         According to International Data Corporation, the number of customers of high-end ASPs (companies that provide hosting services for discrete applications) is expected to double or triple in the next few years as they become more familiar with the benefits of the ASP model and more confident in its reliability. International Data Corporation and Dataquest estimate that the ASP market will achieve $4.5 billion in pure ASP revenue and $22 billion in ASP and integration revenue in 2003.

         Today, computer telephony and voice technologies in general are becoming increasingly important for small and midsize businesses in order to survive and to successfully compete in their respective industries. At the same time, these integrated solutions are becoming increasingly complex to design, implement and support, thereby further helping to justify the outsourcing of the implementation and support of these solutions.

TECHNOLOGY

         The driving force behind Intraco's vision and technology is the telephone, which should remain the preferred means of communication for the foreseeable future. Statistically, there are 10 times as many telephones as computers with Internet access, and phones, especially cellular phones, are much more convenient to use. Via voice and speech recognition technologies, users will be able to communicate by simply speaking, without having to press keys, talk to an operator or agent (unless desired), or use a visually based Web browser. The communication will be completely automated and interactive, allowing for the ease and practicality of voice recognition without sacrificing the functionality of traditional services.

         The infrastructure, typically rack mounted, has multiple voice circuit trunk lines coming in from the local exchange carriers central office. This receives the incoming calls and can originate outgoing calls (such as event alerts). The software functions are:

         o Voice Browser - this is the "voice gateway" through which the computer-based conversation is managed.

         o Authentication, billing and accounting - to track all system usage from which bills are created.

         o Voice recognition - to recognize and interpret your responses to prompts.

         o TTS (Text-to-Speech) - a next-generation variety to playback text based information retrieved from the network in response to your commands.

         The underlying technology that powers this capability was developed by firms such as Microsoft, Motorola and Nuance, all having been instrumental in the development of speech recognition software. For example, Motorola and Microsoft each offers its own proprietary voice browser software enabling voice access to the Web. Companies such as Nuance provide an extremely proficient natural language engine. Each of these firms offers important technology components of the overall solutions but lacks the overall expertise to integrate these pieces. Intraco has recognized this opportunity, and as an early adopter and leader in this technology, intends to leverage its strategic relationships and apply its extensive technological expertise to integrate each separate capability into a single product solution.

SERVICE OFFERINGS

         In a very competitive global marketplace, businesses must focus on their core competencies and outsource non-strategic areas. Intraco's ASP model allows businesses to outsource their information technology needs by allowing Intraco to provide the most advanced fundamental building blocks for small to midsized companies. Initially, Intraco will build an infrastructure of hardware and software to focus on the basic technology requirements of a business: Web services, phone services, messaging and networks. This offering is unique in the ASP market because almost all other ASPs are offering desktop or vertical applications.

         VOICE ASP

         The explosion of the Internet, especially the B2B market, along with the expansion of the ASP market has led to the rapid expansion of the number of commercial websites and the hosting/co-location data centers that serve the websites. Through the Voice ASP suite of services, Intraco offers a solution that will provide speech and voice recognition services to these websites on an ASP basis through network service providers, or NSPs, such as Verio and Exodus Communications, which host the websites. These NSPs can incorporate Intraco's Voice ASP capabilities with their own value-added services that they provide to websites in addition to the standard Web hosting services.

         Intraco will provide this service directly and will also offer its Voice ASP services to B2B portals, which will subsequently offer the Voice ASP service as part of its standard service offerings. Additionally, Intraco will provide this new service directly by hosting these mirrored sites for customers as well as scripting and support services either on the customer's premise or at an Intraco site.

         Within the Voice ASP service line, Intraco intends to focus on three categories of products. The first is voice information that would enable a user to call into a website and have specific information read to them over the telephone. For example, a traveling sales executive can access his company's website from a cell phone and get order status or pricing information for his next customer call. The second product is voice commerce, which would enable a user with a traditional paper catalog to call a retailer's website from a standard telephone and order products without involving a person in the transaction unless there is a need to do so. Not only does speech recognition provide increased convenience for the end consumer but also allows businesses to expand their distribution channels by providing customers website access via standard telephones from anywhere on earth. This capability substantially reduces "missed or dropped" calls due to hold times and busy signals while simultaneously reducing personnel costs. The last product that stems from the voice browser is voice alerts. This product will be utilized to provide information alerts for a variety of users. One potential area that Intraco intends to target is construction and machinery auction sites. As these users are typically onsite, without computer access, they must be able to quickly react to pending contracts or competitors' bids. This automated process would allow users, via cell phones, to not only receive real-time alerts and critical information, but to respond as well.

         VIRTUAL OFFICE ASP

         With the Virtual Office ASP suite, Intraco is developing the basic building blocks for a business' telecommunications needs. The basic services offered will include: voice-enabled e-mail, a service which allows a person to access his/her e-mail and have it read to him/her over the phone; unified messaging services including fax, e-mail and voicemail to a single voice-enabled message box and global follow-me/find-me; and basic telephony services such as call waiting and forwarding. This product offering will be extremely useful to a small to midsized company that does not want to expend resources to hire operators and/or secretaries. Instead, even a start-up can portray a "high-tech" image by subscribing to these services, which provides such services as voice-enabled professional call center abilities. Intraco intends to expand its suite of service offerings through partnerships with providers of other applications typically needed by a business.

SALES AND MARKETING

         Intraco's strategy is to focus its sales efforts on the large and growing B2B e-commerce market. Within the B2B model framework, Intraco intends to focus its sales and marketing efforts on the small and midsized business market sector in the U.S. Intraco will specifically rely on indirect marketing by utilizing established distribution channels, which ultimately offer Intraco's integrated products and services to end users. Intraco will also generate additional sales leads by using its own sales staff and through its joint marketing agreements.

         Through its strategic agreements, Intraco has built solid relationships with many of the industry's leading technology companies, including Motorola, Microsoft, Emergin, Nuance and Unisys. Intraco's partners are fully committed to the success of Intraco's speech recognition and voice enabling products and should provide a significant source of leads for Intraco, augment technical sales expertise, and offer significant name recognition for marketing events and programs.

         The current sales management team at Intraco has more than 150 years of combined experience in the technology industry, providing a strong ability to understand existing and new technologies as well as the ability to determine how to create and deliver value from integrating various technologies.

         Intraco's marketing staff intends to promote Intraco as a leading provider of voice enabled services through an ongoing public relations program including trade shows, professional seminars and other promotional venues.

COMPETITION

         The new and rapidly changing ASP market comprises as many as 200 individual ASPs. In the near future, however, analysts do not expect a great deal of head-to-head competition among ASPs in the small and midsized business market. The speech recognition for Internet applications sector is even further in its infancy. Management believes this is an advantage for Intraco, as it is the only speech recognition applications vendor to have application development expertise for both Microsoft's and Motorola's products. By combining this technology with its own in-house expertise, Intraco believes it maintains an advantage over any current competitor or potential market entrant.

         Considering the extensive experience and advanced technology required to successfully penetrate this market segment, barriers to entry are relatively high. Current and new competitors do not have the ability to offer comparable products and/or services without significant speech recognition and systems integration expertise. As a result, Intraco's current corporate and engineering infrastructures have provided a substantial time-to-market advantage.

         Intraco could potentially compete with a variety of competitors, including:

         o Voice enabling companies (primarily websites) - Tellme Networks, @Motion and Online Anywhere (recently acquired by Yahoo! Inc.);

         o Virtual assistant companies - General Magic, Wildfire Communications and Webley Systems. These companies are developing applications for interactive response and voice verification for the Internet;

         o Communication services providers - AccessLine Technologies, Call Sciences and Intellivoice Communications; and

         o Large manufacturers and developers - Motorola, Microsoft, IBM and Lucent Technologies, all of which have significantly greater financial, technical and marketing resources but lack the expertise to integrate each of the components into a single source commercial solution.

                  Intraco believes the principal competitive factors in this segment of the industry include:

         o        Scope of services;

         o        Service delivery approach;

         o        Technical and industry expertise;

         o        Perceived value;

         o        Objectivity; and

         o        Results orientation.

INTELLECTUAL PROPERTY

         Intraco relies on a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to its protected proprietary rights and the proprietary rights of third parties. Intraco enters into confidentiality agreements with key employees, and limits the distribution of proprietary information.

EMPLOYEES

         As of June 30, 2000, Intraco had a total staff of 39 employees, composed of 12 technical professionals, 15 sales and marketing personnel and 12 administrative personnel. No employees are represented by a labor union or subject to a collective bargaining agreement. Management believes that employee relations generally are good.

DESCRIPTION OF PROPERTY

         Intraco's corporate headquarters are located in approximately 6,800 square feet of leased office space in Boca Raton, Florida. The lease expires in October 2003 and provides for annual payments ranging from $84,060 in the first year to $98,431 in the fifth year. Intraco has two five-year renewal options.


LEGAL PROCEEDINGS

         In November 1999, Banker's Leasing Association filed a suit against Intraco and Jack Berger in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida for breach of a master lease agreement and personal guaranty related to computer equipment, software and services leased by Intraco for the amount of $71,608. Intraco has filed a counterclaim based on Banker's failure to provide services agreed to in the lease and breach of fiduciary duty. Banker has answered Intraco's counterclaim and filed suit against AIM Solutions, Inc., as successor to Enterprises Solutions Group, Inc., the third party responsible for setting up the computer equipment and software and providing services. AIM has responded to the claims against it. Discovery has not yet commenced.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following personnel serve as the directors and executive officers of Intraco:
                                                                      DIRECTOR
      NAME              AGE                 POSITION                   SINCE

Walt Nawrocki            55       Chief Executive Officer and           2000
                                  Director
Jack Berger              46       President and Director                1999
Robert Marcus            57       Chief Financial Officer,                --
                                  Secretary and Treasurer
Robert Hildreth, Jr      66       Chairman of the Board of              1999
                                  Directors
William D. Hager         53       Director (Audit Committee Member)     2000
Benjamin W. Krieger      62       Director (Audit Committee Member)     2000

         WALT NAWROCKI joined Intraco in November 1999 as chief executive officer. In 2000, he was appointed to Intraco's Board of Directors. Prior to joining Intraco, Mr. Nawrocki served as president, chief executive officer and director of Registry Magic Inc. Under Mr. Nawrocki's direction, Registry Magic positioned its Virtual Operator as the industry sales leader for speech-driven auto-attendant products, and created the largest dealer network and garnered the most awards in the speech recognition industry. Mr. Nawrocki also forged agreements with Microsoft and Motorola to speech-enable Internet websites using technology from both companies. Prior to that, Mr. Nawrocki spent more than 30 years at IBM, where he held positions of increasing responsibility, eventually becoming manager for worldwide product development and business management in August of 1992. In this capacity, he oversaw a number of business areas and was responsible for acquisitions, joint development and OEM licensing programs. Mr. Nawrocki assembled the speech recognition team at IBM. His working teams have earned 17 industry awards for technology development and customer satisfaction.

         JACK S. BERGER founded the predecessor to Intraco in 1990 and is currently Intraco's president and director. Mr. Berger has more than 20 years of experience in the domestic and international computer systems industry. Intraco initially specialized in exporting computer hardware, and in doing so established strategic relationships with major international information technology companies that continue today. Mr. Berger later refocused the product and marketing strategy into higher margin, higher value-added technology solutions, and shifted focus to the domestic market. Prior to founding the predecessor to Intraco, Mr. Berger held several key positions in the Real Time Products Division of Computer Products, Inc. He supervised production control activity, and he also established and managed the sales support department, which was responsible for supporting all sales activity on a global basis. His leadership resulted in the division meeting its quarterly revenue goals ahead of schedule for the first time. Mr. Berger was then promoted to international sales manager, where he established and managed a worldwide organization of distributors that continuously met its revenue goals. Mr. Berger has a Bachelor of Science in Electrical Engineering from the University of Miami.

         ROBERT MARCUS joined Intraco in January 1999 as chief financial officer, secretary and treasurer. Before joining Intraco, Mr. Marcus was a founder and partner in American Imprints, LLC, an advertising specialty company. Prior to that, he served as chief executive officer of In-Store Opportunities, Inc., a marketing and display company serving major food manufacturers. While there he raised $8 million in investment capital, and built a nationwide network of field representatives. As chief operating officer of Pioneer Communications Network, a publicly traded publishing company, Mr. Marcus managed the company's initial public offering. He also worked in various positions for the information resources group of Xerox Corporation from 1972 to 1985, including manager of financial planning and analysis, assistant controller, and manager of business development, where he was responsible for mergers and acquisitions. During this time, Mr. Marcus was instrumental in completing the acquisition of the microfilm business of THE NEW

YORK TIMES. He was also a member of the turnaround team that brought two of Xerox's information group companies to profitability. Mr. Marcus earned a Bachelor of Science from C.W. Post College and a Masters of Business Administration from the University of Connecticut.

         ROBERT HILDRETH, JR. is the Chairman of the Board of Directors and was the first member of Intraco's Board of Advisors formed in May 1998. Mr. Hildreth brings a broad scope of experience to Intraco, with more than 30 years in the domestic and international financial community. He is currently president of Hildreth Associates, a consulting firm, and was formerly the International Director of the law firm of LeBouef, Lamb, Leiby & McRae, a Senior Utility Advisor to Goldman Sachs & Co., a Managing Director of Investment Banking for Merrill Lynch, and a Director of Merrill Lynch International Bank in London. Mr. Hildreth is also a director of MerchantOnline.com, Inc., a provider of e-commerce services to merchants.

         WILLIAM D. HAGER was elected a director in March 2000. He has been on Intraco's Board of Advisors since its inception in 1998. He has been a principal with Risk Metrics Corporation since 1998. Prior thereto, he was the president and chief executive officer of NCCI, the nation's largest workers' compensation and health care informatics corporation. During his service with NCCI, it employed 1,000 people in 15 national offices and generated annual revenues approaching $150 million. He is currently chairman of the board and chief executive officer of Cenetec LLC, a technology accelerator located in Boca Raton, Florida.

         BENJAMIN W. KRIEGER was elected a director in March 2000. He has been on Intraco's Board of Advisors since its inception in 1998. He specializes in the pulp and paper, packaging, graphic arts and distribution industries. From 1983 to 1990, he was president and chief executive officer of Ris Paper Company, a private paper distribution company with 26 distribution centers and annual sales of approximately $500 million.

         Intraco's directors hold their positions until the next annual meeting of shareholders and until their successors have been duly elected and qualified. During 2000, the Board of Directors established an audit committee, whose members currently are William Hager and Benjamin Krieger. Our non-employee directors receive compensation in the form of stock options upon appointment and reimbursement of expenses incurred while attending Board of Directors' meetings.

         Our officers hold office until the first meeting of the Board of Directors following the annual meeting of our shareholders and until their successors have been chosen and qualified, subject to early removal by the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table summarizes all compensation earned by, or paid to our president (who served as our principal executive officer), for services rendered in each of the last three fiscal years. No other executive officer earned total salary and bonus in excess of $100,000 during the last three fiscal years.

                                                       ANNUAL COMPENSATION
                                                       -------------------
NAME AND PRINCIPAL POSITION                YEAR      SALARY ($)(1)   BONUS
---------------------------                ----      -------------   -----
Jack S. Berger, President                  1999         137,800         0
                                           1998         137,800         0
                                           1997          99,000         0

------------------------
(1) Includes automobile expense.

EMPLOYMENT AGREEMENTS

         Intraco entered into a three-year employment agreement with Jack S. Berger, effective as of January 1, 1998 and amended effective January 1, 2000, pursuant to which he serves as Intraco's president. The agreement now expires December 31, 2002. The agreement provides for an annual salary of $160,000, with base salary adjustments at the end of each year of employment at the discretion of the Board of Directors.

         The agreement also provides that Mr. Berger's employment may be terminated at Intraco's discretion at any time prior to December 31, 2002, provided that Intraco shall pay Mr. Berger an amount equal to payment at his base salary rate from the date of termination through December 31, 2002, plus an amount equal to 50% of his base salary. In the event of such termination, Mr. Berger is not entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise. At its discretion, Intraco may also terminate Mr. Berger any time after the initial term, provided that in such case Mr. Berger shall be paid 50% of his then applicable base salary. In the event of such termination, Mr. Berger shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

         In the event that Mr. Berger is in breach of any material obligation owed to Intraco, habitually neglects the duties to be performed by him under the agreement, engages in any conduct that is dishonest, damages the reputation or standing of Intraco, or is convicted of any criminal act or engages in any act of moral turpitude, then Intraco may terminate the agreement upon five days' notice to Mr. Berger. In the event of such termination, Mr. Berger shall be paid only at the then-applicable base salary rate up to and including the date of termination, and shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

         Intraco entered into a three-year employment agreement with Walt Nawrocki, effective as of September 24, 1999 and amended effective January 1, 2000, pursuant to which he serves as Intraco's chief executive officer. The agreement provides for an annual salary of $175,000, with base salary adjustments at the end of each year of employment at the discretion of the Board of Directors. The agreement otherwise has similar terms to Mr. Berger's agreement.

         Intraco entered into a three-year employment agreement with Robert Marcus, effective as of January 18, 1999, as amended in September and December 1999, pursuant to which he serves as Intraco's chief financial officer. The agreement provides for a base salary of $145,000 commencing in January 2000. Further increases in base salary will be at the discretion of the Board of Directors.

STOCK OPTION PLAN

         Intraco has adopted a stock option plan to attract and induce officers, directors and key employees of Intraco to remain with Intraco. The plan provides for the grant of options that qualify as incentive stock options under Section 422(a) of the Internal Revenue Code of 1986, as amended, and nonstatutory options. The stock option plan was approved in 1998 and amended in 1999 to increase the number of shares available for grant to 10,000,000.

         As of June 30, 2000, options to purchase an aggregate of 8,994,800 shares of common stock were outstanding under the plan with exercise prices of $0.25 to $4.87. These options vest immediately to over a five-year period and expire from two years to 10 years from the date of grant. In 1999, options to purchase an aggregate of 6,789,800 shares were granted, including 4,000,000 to Mr. Nawrocki and 2,000,000 to Mr. Marcus.

         The Board may terminate the plan or may amend the plan as it may deem advisable. The Board may unilaterally amend the plan and incentive awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause incentive awards to meet the requirements of the Internal Revenue Code and the regulations thereunder.

         All present and future employees of Intraco or of any parent or subsidiary of Intraco and any consultant retained to provide services to Intraco, and who is selected by the committee to be eligible to receive incentive awards under the plan are entitled to receive options under the plan.

         All present and future non-employee directors are eligible to receive nonstatutory options under the plan. Non-employee directors shall not be entitled to receive any other form of incentive award under the plan.

         The exercise price of shares of common stock covered by an incentive stock option cannot be less than 100% of the fair market value of such shares on the date of grant; provided that if an incentive stock option is granted to an employee who, at the time of the grant, is a 10% shareholder, then the exercise price of the shares covered by the incentive stock option will not be less than 110% of the fair market value of such shares on the date of grant. The exercise price of nonstatutory stock options will not be less than 85% of fair market value of such shares on the date of grant.

                             PRINCIPAL SHAREHOLDERS

         The following table shows information, as of the date of this prospectus, regarding our common stock owned of record or beneficially by (i) each shareholder who we know is the beneficial owner of more than of 5% of the outstanding shares of our common stock; (ii) each director and executive officer; and (iii) all directors and executive officers as a group. Each shareholder listed below has sole voting and investment power. As of the date of this prospectus, a total of 17,334,250 shares of our common stock and 1,420,900 shares of our preferred stock, which are convertible into a like number of shares of common stock, are issued and outstanding.

         In accordance with the SEC rules, shares that are not outstanding but that are issuable upon the exercise of immediately exercisable options, warrants, rights or conversion privileges have been included for the purpose of computing the percentage of outstanding shares owned by the individual owning the convertible security or right, but not when computing the percentage for any other person.

                                                  AMOUNT AND
                                                   NATURE OF
                                                  BENEFICIAL
                                                   OWNERSHIP                    PERCENT OF COMMON
NAME AND ADDRESS (1)                            OF COMMON STOCK             STOCK BENEFICIALLY OWNED
--------------------                            ---------------             ------------------------
Jack Berger(2)                                       8,109,000                         46.8%
Walt Nawrocki(2)                                     4,000,000(3)                      18.7
Robert Marcus                                        2,000,000(4)                      10.3
Robert Hildreth, Jr.                                   235,400(5)                       1.3
William D. Hager                                       170,000(6)                       *
Benjamin W. Kreiger                                     90,000(7)                       *
All executive officers and directors as             14,604,400                         61.6
a group (six persons)

-------------------------------

*Less than 1%

(1) The address of all persons listed above is 3998 Florida Atlantic University Boulevard, Suite 210, Boca Raton, Florida 33431.
(2) Messrs. Berger and Nawrocki have entered into a voting agreement with respect to their shares. See "Certain Transactions."
(3)      Includes options to acquire 4,000,000 shares.
(4)      Includes options to acquire 2,000,000 shares.
(5) Includes 20,400 shares of common stock, 20,000 shares issuable upon conversion of preferred stock and options to acquire 195,000 shares.
(6) Includes 100,000 shares of common stock and options to acquire 70,000 shares.
(7) Includes 20,000 share of common stock and options to acquire 70,000 shares.

                              SELLING SHAREHOLDERS

         The following table shows certain information as of the date of this prospectus regarding the number of shares of our common stock beneficially owned by each selling shareholder and the number of shares each selling shareholder is including for sale in this prospectus.

                                               BENEFICIAL OWNERSHIP OF        NUMBER OFFERED
                                                 COMMON STOCK BEFORE             BY SELLING         BENEFICIAL OWNERSHIP
   SELLING SHAREHOLDER                                 OFFERING                 SHAREHOLDER              AFTER SALE(1)
--------------------------                     -------------------------      ----------------      ---------------------
                                                NUMBER          PERCENT                              NUMBER     PERCENT
                                                ------          -------                              ------     -------

Amro International, S.A                        668,000              3.8%            668,000            0            *

Anegada Fund, Ltd.                             336,000              1.9             336,000            0            *

Aspen International, Ltd.                      668,000              3.8             668,000            0            *

BiCoastal Consulting Corp.                     668,000              3.8             668,000            0            *

Robert B. Dalglish                             346,000              2.0             346,000            0            *

Dean Witter Reynolds, as                       136,000              1.0             136,000            0            *
  custodian for Robert B.
  Dalglish IRA SEP

Intercoastal Financial                         393,120              2.2             393,120            0            *
  Services Corp.

Magellan International,                        668,000              3.8             668,000            0            *
  Ltd

Peter C. Morse                                 668,000              3.8             668,000            0            *

Pleiades Investment                            468,000              2.7             468,000            0            *
  Partners, L.P.

Tonga Partners, L.P.                         1,200,000              6.7           1,200,000            0            *

------------------------------
*        Less than 1%.

(1)      Assumes that all shares offered for sale in this prospectus are sold.

                              CERTAIN TRANSACTIONS

         From time to time, Intraco has loaned funds and sold products to Intraco Systems Pty., Ltd., an Australian corporation which is indirectly controlled by Jack S. Berger, Intraco's president. In 1998, Intraco sold products valued at $235,255 and received cash payments of $199,126. The balance remaining due to Intraco for those products, together with the balance due from the prior year's sales, totaled $169,539 and was converted into a note receivable bearing interest at 6% per annum and payable in 36 monthly installments. In 1999, $74,000 was collected and the remaining $48,000 was determined to be uncollectible.

         In May 1997, Intraco entered into a consulting agreement with Vestar Capital Corporation pursuant to which Vestar provides organizational and strategic planning services. Vestar assisted Intraco with an internal reorganization in 1998 and assisted in the identification of potential acquisitions. The compensation under this agreement provided for monthly fees of $3,000 through February 1998, and $1,650 per week thereafter. Vestar was also issued 891,000 shares of common stock, which represented 9.9% of the then-outstanding shares, and had the right to be issued warrants to maintain its 9.9% interest for all issuances of capital stock until May 2000 as an anti-dilution provision. During March 1999, Intraco issued to Vestar warrants to purchase 150,000 shares of common stock at $0.25 per share in exchange for the cancellation of the anti-dilution clause of its 1997 agreement.

         In April 1999, Intraco completed an exchange agreement with Custom Touch, a Nevada corporation with no material operations whose common stock traded on the OTC Bulletin Board, pursuant to which all outstanding shares of Intraco capital stock were exchanged for 10,531,500 Custom Touch shares. Upon the completion of the exchange, the prior shareholders and promoters of Custom Touch held 2,429,489 shares and the Intraco shareholders held 10,531,500 shares. Thereafter, Custom Touch changed its name to Intraco Systems, Inc. A total of 1,487,298 shares were issued to Jensen Services and Associates for services associated with the exchange agreement.

         In March 2000, Jack S. Berger and Walt Nawrocki entered into a voting agreement pursuant to which they agreed to share equally in voting the shares owned by each of them. Each also agreed to vote all of the shares of Intraco securities to which he is entitled to vote in favor of the other person in the election of Intraco directors and to not take any action, directly or indirectly, that will assist, facilitate, encourage or solicit another party in the removal of the other from Intraco board or from their current positions as executive officers of Intraco.


                                 OUR SECURITIES

         The following is a summary of certain terms and provisions of our capital stock, which is qualified in its entirety by reference to our amended and restated certificate of incorporation. A copy of the amended and restated certificate of incorporation has been filed as an exhibit to, or incorporated by reference into, the registration statement of which this prospectus forms a part.

         Under the amended and restated certificate of incorporation, the authorized but unissued and unreserved shares of our capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 17,334,250 shares of common stock and 1,420,900 shares of preferred stock are outstanding.

COMMON STOCK

         Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to shareholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

         Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

PREFERRED STOCK

         Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders.

         We have designated 2,550,000 shares of preferred stock as Series
A Convertible Redeemable Preferred Stock, of which 448,500 shares are currently outstanding. Each share is convertible into one share of our common stock, subject to adjustment in certain circumstances. Each share of Series A preferred stock is entitled to receive a cumulative dividend of 7% per annum, payable quarterly. Each share has a liquidation value of $1.00. We may redeem the shares at any time for $1.00 per share. Each share of Series A preferred stock is entitled to one vote per share and votes together with our common stock, unless otherwise required by law.

         We have designated 2,550,000 shares of preferred stock as Series B Convertible Redeemable Preferred Stock, of which 972,400 shares are currently outstanding. Each share is convertible into one share of our common stock, subject to adjustment in certain circumstances. We may redeem the shares at any time for $1.50 per share at our option.

"ANTI-TAKEOVER" PROVISIONS

         Although the Board of Directors is not currently aware of any takeover attempts, our certificate of incorporation and by-laws contain certain provisions that may be deemed to be "anti-takeover" because they may deter, discourage or make more difficult the assumption of control of the company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by our Board of Directors and approved by our shareholders.

         AUTHORIZED BUT UNISSUED SHARES. We authorized 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. These shares were authorized for the purpose of providing our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financing, acquisitions, stock dividends, stock splits, other grants of stock options, and other purposes. The issuance of shares of preferred stock may have an adverse effect on the holders of our common stock. See "Preferred Stock," above. Our shareholders do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to our common stock.

         NO CUMULATIVE VOTING. Our by-laws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

         GENERAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of our business.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 17,334,250 shares of our common stock outstanding as of the date of this prospectus, 14,988,139 shares of common stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act.

         Of the 17,334,250 shares currently outstanding, 8,249,400 shares are owned by our affiliates, as that term is defined under the Securities Act. Absent registration under the Securities Act, such as under this prospectus, the sale of these shares is subject to Rule 144. Under Rule 144, if certain other conditions are satisfied, a person (including an affiliate of the company) who has beneficially owned restricted shares of common stock for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq or an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been our affiliate for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled to sell the shares under Rule 144 without regard to any of the volume limitations described above.

         No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling shareholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

         o        privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

         o        sales under Rule 144 rather than using this prospectus;

         o        a combination of any of these methods of sale; and

         o        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholders may also pledge their shares as collateral for margin loans under their customer agreements with their brokers. If there is a default by the selling shareholders, the brokers may offer and sell the pledged shares. When selling their shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling shareholder defaults under any customer agreement with brokers.

         Brokers and dealers may receive commissions or discounts from the selling shareholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with the sales of the shares.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Certain of the selling shareholders have also agreed to indemnify us and our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The selling shareholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                                  LEGAL MATTERS

         Certain legal matters with respect to the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                     EXPERTS

         Our Consolidated Financial Statements as of December 31, 1999 and for each of the years ended December 31, 1999 and 1998 included in this prospectus have been included herein in reliance upon the reports of Daszkal Bolton Manela Devlin & Co., independent certified public accountants, which appear elsewhere in this prospectus, and are included upon the authority of this firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information, you should refer to the registration statement and to the exhibits filed with the registration statement. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549; at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at:
HTTP://WWW.SEC.GOV.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested). Please direct such requests to the chief financial officer, Intraco Systems, Inc., 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431, telephone number (561) 367-0600.

         You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                              INTRACO SYSTEMS, INC.

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report.............................................F-1


Balance Sheets as of December 31, 1999 and 1998..........................F-2

Statements of Operations for the Years Ended December 31, 1999
  and 1998 ..............................................................F-4

Statements of Changes in Stockholders' Deficit for the Years
  Ended December 31, 1999 and 1998 ......................................F-5

Statements of Cash Flows for the Years Ended
  December 31, 1999 and 1998.............................................F-6

Notes to Financial Statements............................................F-7

Balance Sheet as of June 30, 2000 (unaudited)...........................F-14

Statements of Operations for the Three and Six Months ended
  June 30, 2000 and 1999 (unaudited) ...................................F-15

Statements of Cash Flows for the Three and Six Months
  ended June 30, 2000 and 1999 (unaudited) .............................F-16

Notes to Financial Statements...........................................F-17

                       DASZKAL BOLTON MANELA DEVLIN & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS
                   A PARTNERSHIP OF PROFESSIONAL ASSOCIATIONS

       2401 N.W. BOCA RATON BOULEVARD, SUITE 100 BOCA RATON, FLORIDA 33431
                   TELEPHONE (561) 367-1040 FAX (561) 750-3236


JEFFREY A. BOLTON, CPA, P.A.                    MEMBER OF THE AMERICAN INSTITUTE
MICHAEL I. DASZKAL, CPA, P.A.                   OF CERTIFIED PUBLIC ACCOUNTANTS
ROBERT A. MANELA, CPA, P.A.
TIMOTHY R. DEVLIN. CPA, P.A.
MICHAEL S. KRIDEL, CPA, P.A.



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Intraco Systems, Inc.

We have audited the accompanying balance sheets of Intraco Systems, Inc., as of December 31, 1999 and 1998, the related statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intraco Systems, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Daszkal, Bolton, Manela, Devlin & co., CPA's




Boca Raton, Florida
February 18, 2000, except for
Note 13, as to which the date
is March 16, 2000

                           INTRACO SYSTEMS, INC.
                               BALANCE SHEETS
                      AS OF DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------------
                                     ASSETS

                                                                 1999        1998
                                                              ----------   ----------
Current assets:
   Cash                                                       $  151,725   $   32,245
   Accounts receivable, net of allowance of $6,639 and $-0-      535,422       49,900
   Inventory                                                      16,678       65,840
   Prepaid expenses                                               86,395      125,945
                                                              ----------   ----------
        Total current assets                                     790,220      273,930
                                                              ----------   ----------

Property and equipment, net                                      233,914      113,076
                                                              ----------   ----------
Other assets:
   Goodwill, net of amortization of $1,125 and $-0-               82,785           --
   Due from related party                                             --       46,480
   Note receivable - related party                                    --      123,059
   Due from shareholder                                            2,800       20,500
   Deposits                                                       15,064       13,819
                                                              ----------   ----------
        Total other assets                                       100,649      203,858
                                                              ----------   ----------
        Total assets                                          $1,124,783   $  590,864
                                                              ==========   ==========

                See accompanying notes to financial statements.


                           INTRACO SYSTEMS, INC.
                               BALANCE SHEETS
                      AS OF DECEMBER 31, 1999 AND 1998
-----------------------------------------------------------------------------------------
                   LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                  1999           1998
                                                               -----------    -----------
Current liabilities:
   Accounts payable                                            $ 1,025,952    $   332,476
   Deferred revenue                                                165,494        152,174
   Customer deposits                                                 3,900        172,195
   Capital lease payable                                             9,314             --
   Note payable                                                    126,065        306,526
   Due to shareholder                                                   --         17,700
                                                               -----------    -----------
        Total current liabilities                                1,330,725        981,071
                                                               -----------    -----------

Capital lease payable                                               31,323             --
Note payable                                                            --        113,686
                                                               -----------    -----------
        Total long term liabilities                                 31,323        113,686
                                                               -----------    -----------

Stockholders' deficit:
  Series A convertible redeemable preferred stock,
    $.001 par value, 2,500,000 shares authorized and
    767,400 and 52,500 shares issued and outstanding,
    7% cumulative, with a $1.00 per share preference value             767             53
  Series B convertible redeemable preferred stock,
    $.001 par value, 1,700,000 shares authorized and
    989,000 shares issued and outstanding, with a $1.00
    per share preference value and $.997 for
    subscriptions over $100,000                                        989             --
  Common stock, $.001 and $.001 par value,
    100,000,000 and 50,000,000 shares authorized, 13,020,989
    and 9,665,200 shares issued and outstanding                     13,021          9,665
  Subscriptions receivable                                        (446,300)            --
  Additional paid-in capital                                     2,251,561        131,797
  Outstanding stock options                                         27,000             --
  Accumulated deficit                                           (2,084,303)      (645,408)
                                                               -----------    -----------
        Total stockholders' deficit                               (237,265)      (503,893)
                                                               -----------    -----------

        Total liabilities and stockholders' deficit            $ 1,124,783    $   590,864
                                                               ===========    ===========

                See accompanying notes to financial statements.

                              INTRACO SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
                        AS OF DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                          1999            1998
                                       ------------    ------------
Revenues:
   Systems/networks                    $  2,545,540    $  1,248,824
   Service contracts                        379,728       1,456,107
                                       ------------    ------------
        Total revenues                    2,925,268       2,704,931
                                       ------------    ------------

Cost of revenues:
   Systems/networks                       1,852,443         638,885
   Service contracts                        313,138       1,073,835
                                       ------------    ------------
        Total cost of revenues            2,165,581       1,712,720
                                       ------------    ------------
Gross profit                                759,687         992,211
General and administrative                2,197,492       1,037,829
                                       ------------    ------------
(Loss) from operations                   (1,437,805)        (45,618)
Interest income                              39,311           2,490
Interest expense                            (40,401)        (37,067)
                                       ------------    ------------
Net (loss)                             $ (1,438,895)   $    (80,195)
                                       ============    ============
Net loss per share (basic & diluted)   $      (0.12)   $      (0.01)
                                       ============    ============
Weighted average number of shares
  outstanding and to be issued           12,067,309       9,075,864
                                       ============    ============

                See accompanying notes to financial statements.

                                                INTRACO SYSTEMS, INC.
                                   STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                                       YEARS ENDED DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------------------------------------------

                                      PREFERRED STOCK A         PREFERRED STOCK B               COMMON STOCK
                                 -------------------------   ------------------------    -------------------------
                                    SHARES        AMOUNT       SHARES        AMOUNT        SHARES         AMOUNT
                                 -----------   -----------   -----------   -----------   -----------   -----------
Balance at December 31, 1997              --   $        --            --   $        --           100   $       100

Common stock split                        --            --            --            --     8,999,900         8,900

Issuance of common stock
    for cash                              --            --            --            --       665,200           665

Costs associated with issuance
   of stock                               --            --            --            --            --            --

Issuance of preferred stock
    for cash                          52,500            53            --            --            --            --

Net loss for the year                     --            --            --            --            --            --
                                 -----------   -----------   -----------   -----------   -----------   -----------

Balance at December 31, 1998          52,500            53            --            --     9,665,200         9,665

Issuance of preferred stock
    for cash - Series A              714,900           714            --            --            --            --

Issuance of preferred stock
    for cash - Series B                   --            --       989,000           989            --            --

Stock options                             --            --            --            --            --            --

Costs associated with
   issuance of stock                      --            --            --            --            --            --

Issuance of common stock                  --            --            --            --     3,295,789         3,296

Issuance of common stock
    for acquisition                       --            --            --            --        60,000            60

Dividends paid                            --            --            --            --            --            --

Subscriptions receivable                  --            --            --            --            --            --

Net loss for the year                     --            --            --            --            --            --
                                 -----------   -----------   -----------   -----------   -----------   -----------
Balance at December 31, 1999         767,400   $       767       989,000   $       989    13,020,989   $    13,021
                                 ===========   ===========   ===========   ===========   ===========   ===========



                                                   ADDITIONAL     OUTSTANDING
                                   SUBSCRIPTIONS    PAID-IN         STOCK       ACCUMULATED
                                    RECEIVABLE      CAPITAL         OPTIONS       DEFICIT         TOTAL
                                   -------------   -----------    -----------   -----------    -----------
Balance at December 31, 1997        $        --    $    32,722    $        --   $  (565,213)   $  (532,391)

Common stock split                           --         (8,900)            --            --             --

Issuance of common stock
    for cash                                 --        165,635             --            --        166,300

Costs associated with issuance
   of stock                                  --       (110,107)            --            --       (110,107)

Issuance of preferred stock
    for cash                                 --         52,447             --            --         52,500

Net loss for the year                        --             --             --       (80,195)       (80,195)
                                    -----------    -----------    -----------   -----------    -----------

Balance at December 31, 1998                 --        131,797             --      (645,408)      (503,893)

Issuance of preferred stock
    for cash - Series A                      --        714,286             --            --        715,000

Issuance of preferred stock
    for cash - Series B                      --        988,011             --            --        989,000

Stock options                                --             --         27,000            --         27,000

Costs associated with
   issuance of stock                         --       (526,994)            --            --       (526,994)

Issuance of common stock                     --        863,004             --            --        866,300

Issuance of common stock
    for acquisition                          --         89,940             --            --         90,000

Dividends paid                               --         (8,483)            --            --         (8,483)

Subscriptions receivable               (446,300)            --             --            --       (446,300)

Net loss for the year                        --             --             --    (1,438,895)    (1,438,895)
                                    -----------    -----------    -----------   -----------    -----------
Balance at December 31, 1999        $  (446,300)   $ 2,251,561    $    27,000   $(2,084,303)   $  (237,265)
                                    ===========    ===========    ===========   ===========    ===========


                See accompanying notes to financial statements.


                       INTRACO SYSTEMS, INC.
                      STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1999 AND 1998
-----------------------------------------------------------------------------------
                                                           1999           1998
                                                        -----------    -----------
Cash flows from operating activities:
   Net (loss)                                           $(1,438,895)   $   (80,195)
   Adjustments to reconcile net loss to net cash
      provided (used) by operating activities:
        Depreciation and amortization                        72,331         18,426
        Stock options                                        27,000             --
        Allowance for note receivable - related party        48,096             --
        Changes in assets and liabilities:
         (Increase) decrease in:
            Inventory                                        49,162        (65,840)
            Accounts receivable                            (485,522)       185,727
            Prepaid expenses                                 39,549          1,320
            Due from related parties                         46,480        (38,929)
            Security deposits                                (1,245)       (11,111)
         Increase (decrease) in:
            Accounts payable                                693,476        143,236
            Deferred revenue                                 13,320       (441,559)
            Customer deposits                              (168,295)       172,195
                                                        -----------    -----------

Net cash used by operating activities                    (1,104,543)      (116,730)
                                                        -----------    -----------
Cash flows from investing activities:
   Purchase of property and equipment                      (145,316)       (58,058)
                                                        -----------    -----------
Cash flows from financing activities:
   Proceeds from issuance of common stock                   420,000        166,300
   Proceeds from issuance of preferred stock              1,704,000         52,500
   Costs associated with issuance of stock                 (526,994)      (110,107)
   Proceeds from capital lease                                9,363             --
   Repayment of capital lease                                (9,363)            --
   Proceeds from note receivable - related party             74,963             --
   Dividends paid                                            (8,483)            --
   Repayment of long-term debt                             (294,147)      (156,694)
                                                        -----------    -----------
Net cash provided (used) by financing activities          1,369,339        (48,001)
                                                        -----------    -----------

Net increase (decrease) in cash                             119,480       (222,789)

Cash, beginning of year                                      32,245        255,034

Cash, end of year                                       $   151,725    $    32,245
                                                        ===========    ===========
Supplemental disclosure of cash flow information:

   Cash paid during the year for:
     Interest                                           $    40,401    $    37,067
                                                        ===========    ===========
Non-cash transactions affecting financing activities:
   Common stock issued for note                         $   446,300    $        --
                                                        ===========    ===========
   Conversion of accounts payable to note payable       $        --    $   438,906
                                                        ===========    ===========
   Issuance of common stock for acquisition             $    90,000    $        --
                                                        ===========    ===========
   Assets acquired under capital lease                  $    50,000    $        --
                                                        ===========    ===========

                See accompanying notes to financial statements.

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Intraco Systems, Inc. (the "Company") was incorporated in Florida in March 1990. In April, 1999, CTE, a public shell, acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition has been treated as an acquisition of CTE by the Company and as a recapitalization of the Company. As a result of the recapitalization, the Company is now a Nevada Corporation. Intraco is a Communications Solution Provider, offering the integration of voice, data and Internet based technology solutions to a wide range of customers. Intraco offers complementary information technology solutions to clients on a local and regional basis. Intraco's targeted customers include small and midsize companies in a wide range of industries including communications, healthcare, financial services, manufacturing, professional services and technology.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents.


PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost and is depreciated using the straight-line method over their estimated useful lives.


ADVERTISING COSTS

Advertising costs, which are principally included in general and administrative expenses, are expensed as incurred. Advertising expense was $16,231 and $10,742 for the years ended December 31, 1999 and 1998, respectively.


USE OF ESTIMATES

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


REVENUE RECOGNITION

Generally, revenues from sales of products are recognized when products are shipped unless the Company has obligations remaining under a sales or licensing agreement, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract. Revenues from sales of maintenance contracts in 1999 and 1998 were $379,728 and $1,456,107, respectively.


INVENTORY

Inventory consists primarily of computer equipment purchased for resale, and is stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method.


AMORTIZATION OF GOODWILL

Goodwill represents the amount by which the purchase price of a business acquired exceeds the fair market value of the net assets acquired under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 15 years. Accumulated amortization at December 31, 1999 is $1,125.

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                      1999          1998
                                    ---------    ---------
Leasehold improvements              $  51,971    $  50,282
Equipment                             302,050      111,696
Furniture and fixtures                 22,260       22,260
                                    ---------    ---------
     Total property and equipment     376,281      184,238

Less: accumulated depreciation       (142,367)     (71,162)
                                    ---------    ---------
      Property and equipment, net   $ 233,914    $ 113,076
                                    =========    =========

Depreciation expense for the years ended December 31, 1999 and 1998 was $71,206 and $18,426, respectively.


NOTE 4 - RELATED PARTY TRANSACTIONS

The Company is affiliated with various companies through common ownership. During the years ended December 31, 1999 and 1998, the Company had the following transactions with a related party (Intraco, Ltd.):


                                                          1999          1998
                                                        ---------    ---------

Due from related party - beginning of year              $  46,480    $ 133,410
Sales to related party                                         --      235,255
Cash received                                             (46,480)    (199,126)
Less:  amount converted to note receivable (Due in 36
   monthly installments, with an interest rate of 6%)          --     (123,059)
                                                        ---------    ---------
Due from related party - end of year                    $      --    $  46,480
                                                        =========    =========

During the year ended December 31, 1999, the Company collected approximately $74,000 of the note receivable balance. At December 31, 1999, the Company determined that the remaining $48,000 was uncollectable.

NOTE 5 - OPERATING LEASES

The Company leases facilities and equipment under operating leases, with terms from three to five years, payable in monthly installments. Total lease expense for the years ended December 31, 1999 and 1998, was $152,904 and $71,074, respectively.

Future minimum lease payments for leases with a term in excess of one year are as follows:

                 YEARS ENDED
                DECEMBER 31,
          -------------------------
                    2000                  $ 123,231
                    2001                    123,231
                    2002                    107,068
                    2003                    107,068
                    2004                         --
                                                 --
                                          ---------
                                          $ 460,598
                                          =========

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6 - CAPITAL LEASE

Certain non-cancelable leases are classified as capital leases, and the leased assets are included as part of "Property and equipment." Other leases are classified as operating leases and are not capitalized. Details of the capitalized leased assets are as follows:

                                    1999        1998
                                  --------    ---------
Equipment                         $ 50,000    $      --
Less:  accumulated depreciation    (10,000)          --
                                  --------    ---------

     Total                        $ 40,000    $      --
                                  ========    =========

At December 31, 1999, the future minimum lease payments under the capital lease are as follows:

                           YEARS ENDED               CAPITAL
                           DECEMBER 31,              LEASES
                      -----------------------   ------------------

                               2000                      $ 11,940
                               2001                        11,940
                               2002                        11,940
                               2003                        10,945
                                                         --------

Total minimum lease payments                               46,765
                                                         --------

Less:  amount representing interest                        (6,128)
                                                         --------
Present value of net minimum
   lease payments                                          40,637
Less:  current maturities                                  (9,314)
                                                         --------
     Long-term obligation                                $ 31,323
                                                         ========

NOTE 7 - LONG-TERM DEBT

At December 31, 1999 and 1998, long-term debt consists of the following:

                                                       1999         1998
                                                     ---------    ---------
Note payable due in monthly installments
ranging from $12,000 to $39,000 including
interest at 10%, with remaining balances due
March 2000.  Secured by all assets of the Company    $ 126,065    $ 420,212
     Less current portion                             (126,065)    (306,526)
                                                     ---------    ---------
 Note payable - long term                            $      --    $ 113,686
                                                     =========    =========


Total interest expense for the years ended December 31, 1999 and 1998, was approximately $40,400 and $37,000, respectively.

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 8 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash bank deposits at various financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000 and the balances, at times, may exceed federally insured limits. At December 31, 1999 the balance exceeding this limit was approximately $147,000. At December 31, 1998, the Company's cash balance did not exceed the insured limit. The Company routinely assesses the financial strength of its customers, and, as a consequence, believes its trade accounts receivable exposure is limited.


NOTE 9 - MAJOR CUSTOMERS

Sales to one customer in 1999 represented approximately 38% of total sales, and sales to another customer represented approximately 29% of total sales in 1998.


NOTE 10 - STOCKHOLDERS' DEFICIT AND STOCK OPTION PLAN

In August and in November 1998, the Company amended and restated the Articles of Incorporation. The Company increased the aggregate number of shares to 60,000,000 consisting of 50,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share, 7% cumulative dividend, payable quarterly starting February 1, 1999. Five years from the date of issuance or 180 days after the effective date of the Company's initial public offering, the holders of at least 51% of the Series A preferred stock will have one demand registration right. The Company will be contractually required to use its best efforts to file a registration statement and to have such registration statement become effective.

In November of 1998, the Company commenced a Regulation D 504 stock offering, and, as a result of the offering, the Company issued 665,200 shares of common stock for $166,300, or $0.25 per share. Also in November of 1998, the Company began a preferred stock Series A offering and as a result of the offering, the Company issued 767,400 shares of preferred stock of which $187,000 were issued under Regulation D 506 and $580,400 under Regulation S at $1.00 per share. Costs incurred associated with these offerings totaled $212,000. The Company is continuing the offering.

Holders have the right to convert the Series A preferred stock, in whole or in part, at any time or from time to time, into the common stock, par value $.001, of the Company. The initial conversion rate shall be on a one-to-one basis, and shall be subject to proportional stock splits, stock dividends and reverse stock splits, and to standard weighted average price-based anti-dilution provisions as well as specific anti-dilution provisions with respect to any future series of preferred stock.

In October of 1999, the Company began a Series B preferred stock offering, and, as a result of the offering, the Company issued 989,000 shares under Regulation S of preferred stock, for a total of $989,000. Holders will have the right to convert the Series B preferred stock, in whole or in part, at any time, or from time to time, into the common stock, par value $.001, of the Company. The initial conversion rate shall be on a one-to-one basis, and shall be subject to proportional stock splits, stock dividends, and reverse stock splits. The shares of Series B preferred stock shall be subject to redemption, in whole or in part, at any time and from time to time, at the option of the Company, at the stated Preference Value per share.

In March, 1999, the Company sold 866,300 shares of $.001 par value common stock to an investment company at $1.00 per share for an interest-bearing note. At December 31, 1999, the Company held $446,300 of this note from the investment company.

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - STOCKHOLDERS' DEFICIT AND STOCK OPTION PLAN, CONTINUED

STOCK OPTION PLAN

Under the Company's stock option plan, 10,000,000 shares of common stock were reserved for issuance upon exercise of options granted to directors, officers and employees of the Company. Options issued through December 31, 1999 carry exercise prices equal to that of the fair market value on the date of the grant. The options vest immediately or equally over a period of one to three years following the date of grant and the unexercised portion of the options expires and ceases to be exercisable on the earlier of the tenth year after the date of the grant or specified date following termination of employment.

The Company has elected to account for the stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized on the stock options.

Had compensation expense for the stock option plan been determined based on the fair value of the options at the grant date consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock Based Compensation," the Company's 1999 net loss would have increased by $1,539,000. The fair value of each option is estimated on the date of grant using fair market option pricing model with the assumption:

 Risk-free interest rate                                        6%
 Expected life (years)                                          10
 Expected volatility                                           n/a
 Expected dividends                                           None
 Weighed average remaining contractual life              9.5 years

A summary of option transactions during the years ended December 31, 1999 and 1998, is shown below:

                                                               WEIGHTED AVERAGE
                                               NUMBER OF        EXERCISE PRICE
                                                OPTIONS            PER OPTION
                                               ----------      -----------------
 Outstanding at December 31, 1998                815,000          $ 0.25
 Granted                                       6,789,800            0.84
 Exercised                                            --              --
 Forfeited                                            --              --
                                                      --              --
                                              ----------          ------
 Outstanding at December 31, 1999              7,604,800          $ 0.84
                                              ==========          ======

WARRANTS

In April of 1999 the Company granted 150,000 stock options (warrants) to Vestar Capital Corporation, a company controlled by a minority shareholder, as part of a consulting agreement. Compensation expense for the warrants has been determined based on the fair value of the options at the grant date consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock Based Compensation". Compensation expense of $27,000 was recorded in 1999. The fair value of each option is estimated on the date of grant using fair market option pricing model with the assumptions as stated above.

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES

The Company has an unused net operating loss carryforward of $1,917,667 available for use on its future corporate federal and state income tax returns. The Company was taxed as an S corporation until May 7, 1997, when a disqualifying event occurred and the Company began taxation as a C corporation. The Company's evaluation of the tax benefit of its net operating loss carryforward is presented in the following table. The tax amounts have been calculated using the 34% federal and 5.5% state income tax rates.

                                                1999        1998
                                             ---------    ---------
Taxes currently payable                      $      --    $      --
Deferred income tax benefit                    530,952       27,485
Change in beginning valuation allowance       (530,952)     (27,485)
                                             ---------    ---------

Provision (benefit) for income taxes         $      --    $      --
                                             =========    =========

Reconciliation of the Federal statutory income tax rate to the Company's effective income tax rate is as follows:


                                                1999        1998
                                             ---------    ---------
Computed at the statutory rates (34%)        $(480,044)   $ (27,266)
Increase (decrease) resulting from:
  Non-deductible expenses                          344        2,692
State income taxes, net of federal income
  tax benefit                                  (51,252)      (2,911)
Reinstatement/change in deferred tax asset
  valuation allowance                          530,952       27,485
                                             ---------    ---------

Tax provision (benefit)                      $      --    $      --
                                             =========    =========

The components of the deferred tax asset were as follows at December 31:

                                                1999        1998
                                             ---------    ---------
Deferred tax assets:
Net operating loss carryforward              $ 721,619    $ 249,648
Deferred revenue                                62,275       57,263
Deferred costs                                 (10,591)     (41,239)
                                             ---------    ---------

     Total deferred tax asset                  773,303      265,672
                                             ---------    ---------

Deferred tax liabilities:
Depreciation expense                            (5,464)      (8,290)
Allowance for receivables                       20,495           --
                                             ---------    ---------

     Total deferred tax liabilities             15,031       (8,290)
                                             ---------    ---------

     Net deferred tax asset                    788,334      257,382
                                             ---------    ---------

Valuation allowance:
  Beginning of year                           (257,382)    (229,897)
  Decrease (increase) during year             (530,952)     (27,485)
                                             ---------    ---------

     Ending balance                           (788,334)    (257,382)
                                             ---------    ---------

Net deferred taxes                           $      --    $      --
                                             =========    =========

                              INTRACO SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES, CONTINUED

The net operating loss carryover is summarized below:


               YEAR LOSS ORIGINATED          YEAR EXPIRING           AMOUNT
               -------------------           -------------        -----------

                December 31, 1997                   2012          $   583,231
                December 31, 1998                   2013               80,195
                December 31, 1999                   2014            1,254,241
                                                                  -----------
    Total available net operating loss                            $ 1,917,667
                                                                  ===========

NOTE 12 - ACQUISITIONS

In April, 1999, CTE, a public shell, acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition has been treated as an acquisition of CTE by the Company and as a recapitalization of the Company. As a result of the recapitalization, the Company is now authorized to issue 100,000,000 shares of common stock.

On June 7, 1999, the Company acquired the assets of Page Telecomputing. As consideration, the Company issued 60,000 shares of its $.001 par value common stock. The total value of the stock issued was $90,000. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the financial statements of operations from the date of acquisition. Goodwill of $83,910 was recorded in the transaction, which is being amortized over 15 years using the straight-line method.


NOTE 13 - MANAGEMENT'S PLAN

As shown in the accompanying financial statements, the Company incurred a net loss of $1,438,895 during the year ended December 31, 1999, and $80,195 for the year ended December 31, 1998. The Company's current liabilities exceeded its current assets by $540,505 and $707,141, respectively. The ability of the Company to continue as a going concern is dependent on increasing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management's plan to increase sales and obtain additional capital includes several specific actions. On the sales side, greater emphasis will be placed on emerging technologies such as speech-to-text, voice recognition, ASP services, and web development as these areas have higher profit margins and represent a market which is growing much more rapidly than the Company's traditional services. In the last quarter of 1999 and the first quarter of 2000 several employees, were added, which are expected to have a significant effect on sales.

For capital sourcing, management will continue the private placement offerings of common and preferred stock, which during the period from January 1, 2000 through March 16, 2000 have raised approximately $4,400,000.

No estimate has been made should management's plan be unsuccessful.


NOTE 14 - LITIGATION

The Company is party from time to time to various legal proceedings. None of these proceedings are expected to have a material impact on its financial position or results of operations.

INTRACO SYSTEMS, INC.
CONDENSED BALANCE SHEET
JUNE 30, 2000
(UNAUDITED)
--------------------------------------------------------------------------------

                                     ASSETS

     Current assets:
       Cash                                                      $2,178,639
       Accounts receivable, net                                     869,364
       Inventory                                                    120,495
       Prepaid expenses                                             132,860
                                                                 ----------
         Total current assets                                    $3,301,358
                                                                 ----------

     Property and equipment, net                                    737,961

     Other assets:
       Due from related party                                        29,227
       Goodwill, net                                                180,136
       Deposits                                                      18,184
       License agreement, net                                        33,333
                                                                 ----------
         Total other assets                                         260,880
                                                                 ----------
         Total assets                                            $4,300,199
                                                                 ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

     Current Liabilities:
       Accounts payable                                          $  206,313
       Deferred revenue                                             213,932
       Accrued expenses                                             208,028
       Customer deposits                                             11,355
       Capital lease payable                                          9,655
       Note payable                                                      --
       Stock issuance cost payable                                  254,840
                                                                 ----------
         Total current liabilities                                  904,123
                                                                 ----------
     Capital lease payable                                           26,409
                                                                 ----------
     Stockholders' equity:
       Series A convertible redeemable preferred
         stock, $0.001 par value, 2,500,000 shares
         authorized and 427,000 shares issued and
         outstanding, 7% cumulative, with a $1.00
         per share preference value.                                    427
       Series B convertible redeemable preferred stock,
         $0.001 par value, 1,700,000 shares authorized
         and 989,000 shares issued and outstanding, with
         a $1.00 per share preference value and $.997 for
         subscriptions over $100,000.                                   989
       Common stock, $.001 par value, 100,000,000 shares
         authorized, 17,296,764 shares issued and
         outstanding.                                                17,296
       Additional paid-in capital                                 7,290,783
       Subscription receivable                                     (446,300)
       Accumulated deficit                                       (3,520,528)
       Outstanding stock options                                     27,000
                                                                 ----------
         Total stockholders' equity                               3,369,667
                                                                 ----------
         Total liabilities and stockholders' equity              $4,300,199
                                                                 ==========

See accompanying notes to condensed financial statements.

INTRACO SYSTEMS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
--------------------------------------------------------------------------------

                                              For the six months             For the three months
                                                ended June 30,                 ended June 30,
                                         ----------------------------    ----------------------------
                                             2000             1999           2000             1999
                                         ------------    ------------    ------------    ------------
Revenues:
  Systems/networks                       $  2,703,780    $  1,383,474    $  1,434,285    $    862,566
  Service contracts                           388,569         318,139         170,200          74,075
                                         ------------    ------------    ------------    ------------
    Total revenues                          3,092,349       1,701,613       1,604,485         936,641
                                         ------------    ------------    ------------    ------------
Cost of revenues:
  Systems/networks                          2,171,839       1,033,293       1,094,420         583,249
  Service contracts                           212,571         206,687         114,832          89,626
                                         ------------    ------------    ------------    ------------
    Total cost of revenues                  2,384,410       1,239,980       1,209,252         672,875
                                         ------------    ------------    ------------    ------------
Gross profit                                  707,939         461,633         395,233         263,766

General and administrative                  2,163,454         764,007       1,365,204         396,324
                                         ------------    ------------    ------------    ------------
Loss from operations                       (1,455,515)       (302,374)       (969,971)       (132,558)
                                         ------------    ------------    ------------    ------------
Interest income                                28,631          16,865          20,055          16,752

Interest expense                              (13,676)        (18,341)         (5,439)        (10,393)

Other income                                    4,334             154           1,546             154
                                         ------------    ------------    ------------    ------------
Loss before income taxes                   (1,436,226)       (303,696)       (953,809)       (126,045)

Provision (benefit) for income taxes     $         --    $         --    $         --    $         --
                                         ------------    ------------    ------------    ------------
Net loss                                 $ (1,436,226)   $   (303,696)   $   (953,809)   $   (126,045)
                                         ============    ============    ============    ============

Net loss per share (basic and diluted)   $      (0.08)   $      (0.03)   $      (0.06)   $      (0.01)
                                         ============    ============    ============    ============
Weighted average number of shares
outstanding and to be issued               17,162,855      12,067,309      17,162,855      12,067,309
                                         ============    ============    ============    ============

See accompanying notes to condensed financial statements.

INTRACO SYSTEMS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
--------------------------------------------------------------------------------

                                                       For the six months
                                                         ended June 30,
                                                   ---------------------------
                                                      2000             1999
                                                   ------------   ------------

     Cash flows from operating activities
       Net loss                                    $(1,436,226)   $  (303,697)
       Adjustments to reconcile net loss to net
         cash provided (used) by operating
         activities:
           Depreciation and amortization                62,537          9,602
           Issuance of common stock for services       159,535             --
           Changes in assets and liabilities
           (Increase) decrease in:
             Inventory                                (103,817)       (20,411)
             Accounts receivable                      (333,942)      (271,100)
             Interest receivable                            --        (16,722)
             Note receivable - related party                --         74,963
             Prepaid expenses                          (46,464)        72,079
             Due from related party                    (29,227)        46,480
             Due from shareholder                           --          2,800
             Security deposits                          (3,120)        (7,245)
           Increase (decrease) in:
             Accounts payable                         (819,639)       308,526
             Deferred revenue                           48,438        (88,277)
             Customer deposits                           7,455       (140,822)
             Accrued expenses                          208,028         33,973
                                                   -----------    -----------
     Net cash used by operating activities         $(2,286,442)   $  (299,851)
                                                   -----------    -----------

     Cash flows from investing activities:
       Purchase of property and equipment             (548,868)        (5,391)
       Investment in intangibles                       (50,000)            --
                                                   -----------    -----------
     Net cash used by investing activities            (598,868)        (5,391)
                                                   -----------    -----------
     Cash flows from financing activities:
       Proceeds from issuance of stock, net          5,060,794        727,828
       Common stock issued in connection with
         excercise of employee stock options            14,658             --
       Dividends paid                                  (35,390)        (1,092)
       Repayment of long-term debt                    (127,838)      (121,322)
       Costs associated with recapitalization               --       (283,153)
                                                   -----------    -----------
     Net cash provided by financing activities       4,912,224        322,261
                                                   -----------    -----------
     Net increase in cash                            2,026,914         17,019

     Cash at beginning of period                       151,725         32,245
                                                   -----------    -----------
     Cash at end of period                         $ 2,178,639    $    49,264
                                                   ===========    ===========

See accompanying notes to condensed financial statements.

INTRACO SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results for the interim periods presented have been included.

These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Annual Financial Statements for the year ended December 31, 1999 for Intraco Systems, Inc. (the "Company"). Operating results for the six months ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

It is recommended that the accompanying condensed financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this filing.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                    June 30,
                                                      2000
                                                   ---------

                Leasehold improvements             $  57,908
                Equipment                            844,981
                Furniture and fixtures                22,260
                                                   ---------
                    Total property and equipment     925,149

                Less: accumulated depreciation      (187,188)
                                                   ---------
                    Property and equipment, net    $ 737,961
                                                   =========

Depreciation expense for the six months ended June 30, 2000 was $44,821.

NOTE 3 - STOCKHOLDERS' EQUITY

In March of 1999, the Company sold 866,300 shares of $0.001 par value common stock to an investment company at $1.00 per share. At June 30, 2000, the Company holds an interest-bearing note of $446,300 from the investment company. Subsequent to June 30, 2000 the investment company has paid the note in full.

In April of 1999, CTE, a public shell, acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition has been treated as an acquisition of CTE by the Company and as a recapitalization of the Company. As a result of the recapitalization, the Company is now authorized to issue 100,000,000 shares of common stock.

INTRACO SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - STOCKHOLDERS' EQUITY (CONTINUED)

In March of 2000, the Company sold 160,000 shares of $0.001 par value common stock to an investor at a cost of $1.25 per share with 30,000 warrants exercisable at $0.75 per warrant. The Company sold 3,474,667 units for $1.50 per unit; each unit consists of one share of common stock and one warrant exercisable at $1.50 per warrant. Fees associated with the offerings consisted of cash, warrants, and common stock.

In June 2000, Intraco issued an additional 50,000 shares of restricted common stock as consideration in acquiring the assets of Page Telecomputing.

During the six months ended June 30, 2000 Intraco issued 198,560 shares of restricted common stock as payment of fees and issued 58,628 of restricted common stock to one employee and 3 former employees in connection with the exercise of stock options.

During the six months ended June 30, 2000, preferred stockholders converted 333,920 shares of preferred stock into common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Intraco may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position and in its by-laws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of Intraco, or any person who serves at the request of Intraco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Nevada Revised Statutes (including, without limitation, the statutes, case law and principles of equity) of the State of Nevada. If the Nevada Revised Statutes (including without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Nevada are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then Intraco shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of the certificate of incorporation of Intraco and without further action by the directors or shareholders of Intraco.

         Without limiting the generality of the foregoing, to the fullest extent permitted or authorized by the Nevada Revised Statutes as now in effect and as the same may from time to time hereafter be amended, no director of Intraco shall be personally liable to Intraco or to its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of Intraco existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that its expenses in connection with this registration statement will be as follows:

         SEC registration fee............................        $ 2,738
         Legal fees and expenses.........................         15,000
         Accounting fees and expenses....................          2,000
         Miscellaneous...................................          5,000
                                                                 -------
         Total...........................................        $22,738
                                                                 =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In 1998 and 1999, Intraco sold 714,900 shares of convertible Series A preferred stock, par value $.001, for gross proceeds of $714,900. Each share of Series A preferred stock is convertible into one share of common stock. The shares are redeemable by Intraco at any time. The sale of Series A preferred stock was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation S promulgated thereunder. Intraco paid fees totaling $212,000 in connection with this sale.

         After completion of the Series A preferred stock offering in 1999, Intraco began a Series B preferred stock offering at $1.00 per share, and issued 989,000 shares under Regulation S for a total of $989,000. Each share of Series B preferred stock is convertible into one share of common stock. The shares are redeemable by Intraco at any time. The sale of Series B preferred stock was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a transaction not involving a public offering. Intraco paid fees totaling $40,000 in connection with this sale.

         In March 1999, Intraco entered into an agreement with H&J Investments to buy 866,300 shares of common stock at $1.00 per share. H&J issued to Intraco three notes with principal amounts totaling $866,300, of which $446,300 was paid as of March 31, 2000 and the balance of which was paid on July 24, 2000. The sale of shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act. Intraco did not pay fees or commissions in connection with this sale.

         In April 1999, the Company issued 2,429,489 shares of common stock as part of the exchange offer with Custom Touch.

         In June 1999, Intraco acquired the assets of Page Telecomputing and issued 60,000 shares of its common stock as consideration to the sole shareholder. An additional 50,000 shares of common stock were issued in the first half of 2000 as consideration for the purchase. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. Intraco did not pay any fees or commissions in connection with these issuances.

         In the first quarter of 2000, the Company sold 3,474,667 units for $4,805,799 net of fees and expenses to a total of 11 accredited investors. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $1.50 per share. The sale of the units was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a transaction not involving a public offering. Intraco issued a warrant to purchase 210,000 shares of common stock at $2.00 per share, 196,560 shares of common stock and a warrant to purchase 196,560 shares of common stock at $1.50 per share and paid a cash fee of $381,200 as a commission for this sale.

         In the first quarter of 2000, the Company sold 160,000 shares of common stock and warrants to purchase 30,000 shares of common stock at $0.75 per share for $200,000 to one accredited investor. The sale was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a transaction not involving a public offering. Intraco did not pay any fees or commissions in connection with this offering.

         During the six months ended June 30, 2000, Intraco issued 2,000 shares of restricted common stock to a public relations firm in connecton with services provided to the Company. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. Intraco did not pay any fees or commissions in connection with this issuance.

         During the six months ended June 30, 2000 Intraco issued 58,628 shares of restricted common stock to one employee and three former employees in connection with the exercise of stock options. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. Intraco did not pay any fees or commissions in connection with these issuances.

         During the six months ended June 30, 2000, Intraco issued 333,920 shares of common stock to preferred shareholders who converted a like number of shares of preferred stock. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. Intraco did not pay any fees or commissions in connection with these issuances.

ITEM 27. EXHIBITS.

EXHIBIT NO.     DESCRIPTION OF EXHIBIT
-----------     ----------------------

2.1 Exchange Agreement dated April 9, 1999 between Intraco Systems, Inc. and Custom Touch Electronics, Inc.(1)

3.1             Amended and Restated Certificate of Incorporation(1)

3.2             By-laws(1)

5               Opinion of Broad and Cassel*

9 Voting Trust Agreement dated February 1, 2000 between Jack Berger and Walt Nawrocki(2)

10.1            1998 Stock Option Plan(1)

10.2 Employment Agreement dated January 1, 1998 between Intraco Systems, Inc. and Jack Berger(1)

10.3 Amendment to Employment Agreement effective January 1, 2000 between Intraco Systems, Inc. and Jack Berger(2)

10.4 Employment Agreement dated January 18, 1999 between Intraco Systems, Inc. and Robert Marcus(1)

10.5 Amendment to Employment Agreement effective January 1, 2000 between Intraco Systems, Inc. and Robert Marcus(2)

10.6 Employment Agreement dated September 24, 1999 between Intraco Systems, Inc. and Walt Nawrocki(2)

23.1            Consent of Broad and Cassel*

23.2            Consent of Daszkal, Bolton & Manela Devlin & Co.

24              Power of Attorney**

----------
*        To be filed by amendment.

**       Included on signature page.

(1) Incorporated by reference from the registrant's Registration Statement on Form 10-SB filed on August 18, 1999.

(2) Incorporated by reference from the registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

ITEM 28. UNDERTAKINGS.

         RULE 415 OFFERING. The undersigned company hereby undertakes:

         (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         TRANSACTIONS WITH OR BY SELLING SECURITY HOLDERS. The undersigned registrant hereby undertakes to file a post-effective amendment to this Registration Statement in the event that there is a change in the plans, proposals, agreements, arrangements or understandings, if any, with respect to transactions with or by selling security holders.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the city of Boca Raton in the State of Florida on the 22nd day of August, 2000.

                                                INTRACO SYSTEMS, INC.


                                                By: /s/ JACK S. BERGER
                                                   ----------------------------
                                                   Jack S. Berger, President

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Jack
S. Berger and Robert Marcus or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.


       SIGNATURE                         TITLE                       DATE


/s/ ROBERT HILDRETH, JR.          Chairman of the Board         August 22, 2000
------------------------
Robert Hildreth, Jr.



/s/ JACK S. BERGER                President and Director        August 22, 2000
-------------------------
Jack S. Berger

/s/ WALT NAWROCKI                 Chief Executive Officer and   August 22, 2000
-------------------------
Walt Nawrocki                     Director (Principal executive
                                            officer)



/s/ ROBERT MARCUS                 Chief Financial Officer       August 22, 2000
-------------------------
Robert Marcus                     (Principal financial and
                                   accounting officer)



/s/ WILLIAM D. HAGER                       Director             August 22, 2000
-------------------------
William D. Hager


/s/ BENJAMIN W. KREIGER                    Director             August 22, 2000
-------------------------
Benjamin W. Kreiger